UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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TYLER TECHNOLOGIES INC
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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April 10, 2012

Dear Stockholder:

You are cordially invited to attend the annual meeting of stockholders of Tyler Technologies, Inc. to be held on Thursday, May 10, 2012, in Dallas, Texas at The Park City Club, 5956 Sherry Lane, 17th Floor, commencing at 9:30 a.m., local time. Details of the business to be conducted at the meeting are given in the attached Notice of Annual Meeting and Proxy Statement.

Whether or not you attend the annual meeting, it is important that your shares be represented and voted at the meeting. Therefore, I urge you to sign, date, and return the enclosed proxy or vote through the Internet at your earliest convenience. If you decide to attend the annual meeting, you will be able to vote in person, even if you have previously submitted your proxy.

On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in the affairs of the Company.

Yours very truly,

/s/ JOHN M. YEAMAN
JOHN M. YEAMAN
Chairman of the Board

TYLER TECHNOLOGIES, INC.

5949 Sherry Lane, Suite 1400

Dallas, TX 75225

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 10, 2012

To the Stockholders of

TYLER TECHNOLOGIES, INC.:

The annual meeting of stockholders will be held in Dallas, Texas at The Park City Club, 5956 Sherry Lane, 17th Floor, at 9:30 a.m., local time. At the meeting, you will be asked to:

(1)	elect seven directors to serve until the next annual meeting or until their respective successors are duly elected and qualified;

(2)	consider and vote upon a proposal to amend and restate the Tyler Technologies, Inc. 2004 Employee Stock Purchase Plan (the “ESPP”), increasing the number of shares of our common stock subject to the ESPP by 1,000,000;

(3)	ratify the selection of Ernst & Young LLP as our independent auditors for fiscal year 2012; and

(4)	transact such other business as may properly come before the meeting.

Only stockholders of record on March 16, 2012 may vote at the annual meeting. A list of those stockholders will be available for examination at our corporate headquarters, 5949 Sherry Lane, Suite 1400, Dallas, Texas 75225, from May 1 through May 10, 2012.

Please date and sign the enclosed proxy card and return it promptly in the enclosed envelope or vote through the Internet as described on the enclosed proxy card. No postage is required if the proxy card is mailed in the United States. Your prompt response will reduce the time and expense of solicitation.

The enclosed 2011 Annual Report does not form any part of the proxy solicitation material.

By Order of the Board of Directors

/s/ H. Lynn Moore, Jr.
H. Lynn Moore, Jr.
Executive Vice President,
General Counsel, and Secretary

Dallas, Texas

April 10, 2012

Appendix A – Tyler Technologies, Inc. 2004 Employee Stock Purchase Plan (Amended and Restated Effective June 1, 2012)

THE ANNUAL MEETING

General Information

The annual meeting will be held in Dallas, Texas at The Park City Club, 5956 Sherry Lane, 17th Floor, on Thursday, May 10, 2012, at 9:30 a.m., local time. At the annual meeting, you will be asked to consider and vote upon the following proposals:

•	Proposal One – Election of seven directors to serve until the next annual meeting or until their respective successors are duly elected and qualified;

•

Proposal Two – Approval of the amendment and restatement of the ESPP (the “Amended ESPP) increasing the number of shares of common stock subject to issuance under the ESPP from 1,000,000 to 2,000,000; and

•	Proposal Three – Ratification of the selection of Ernst & Young LLP as our independent auditors for fiscal year 2012.

At the 2011 annual meeting, a majority of the votes cast by our stockholders were voted, on an advisory basis, in favor of holding future stockholder voting on executive compensation every three years. Our Board of Directors decided to follow our stockholders’ recommendation; therefore, an advisory vote on executive compensation will not be submitted to our stockholders until the 2014 annual meeting.

Only stockholders of record on March 16, 2012 are entitled to vote at the annual meeting. On March 16, 2012, we had 30,084,000 shares of common stock issued and outstanding. Each stockholder will be entitled to one vote, in person or by proxy, for each share of common stock held in his or her name. A majority of our shares of common stock must be present, either in person or by proxy, to constitute a quorum for action at the annual meeting.

If your shares are held in “street name” (the name of a broker, bank, or other nominee), you have the right to direct your broker, bank, or nominee how to vote. If you do not provide voting instructions, under New York Stock Exchange rules, your broker, bank, or nominee may only vote your shares on “discretionary” items. Proposal Three regarding ratification of our independent auditors is considered a discretionary item and may be voted in the absence of instructions. Proposals One (election of directors) and Two (approval of the Amended ESPP) are, however, “non-discretionary” items. Your broker, bank, or nominee may not vote your shares on these non-discretionary items in the absence of voting instructions, which will result in “broker non-votes” with respect to your shares.

Abstentions and broker non-votes are counted for purposes of determining a quorum. Abstentions are counted in tabulating the votes cast on any proposal, but are not counted as votes either for or against a proposal. Broker non-votes are not counted as votes cast for purposes of determining whether a proposal has been approved.

This proxy statement and accompanying form of proxy are first being sent to stockholders on or about April 10, 2012.

Proxy Solicitation, Revocation, and Expense

The accompanying proxy is being solicited on behalf of the Board of Directors. Your shares will be voted at the annual meeting as you direct in the enclosed proxy or through the Internet, provided that the proxy is completed, signed, and returned to us prior to the annual meeting. No proxy can vote for more than seven nominees for director. If you return a proxy but fail to indicate how you wish your shares to be voted, then your shares will be voted in favor of each of the nominees for director.

After you sign and return your proxy, you may revoke it prior to the meeting either by (i) filing a written notice of revocation at our corporate headquarters, (ii) attending the annual meeting and voting your shares in person, or (iii) delivering to us another duly executed proxy that is dated after the initial proxy.

We will bear the expense of preparing, printing, and mailing the proxy solicitation material and the proxy. In addition to use of the mail, we may solicit proxies by personal interview or telephone by our directors, officers, and employees. We may also engage the services of a proxy solicitation firm to assist us in the solicitation of proxies. We estimate that the fee of any such firm will not exceed $10,000 plus reimbursement of reasonable out-of-pocket expenses. Arrangements may also be made with brokerage houses and other custodians, nominees, and fiduciaries for the forwarding of solicitation material to record stockholders, and we may reimburse them for their reasonable out-of-pocket expenses.

PROPOSALS FOR CONSIDERATION

Proposal One – Election of Directors

At the annual meeting, you will be asked to elect a board of seven directors. The election of directors shall be determined by plurality vote.

The nominees for director are: Donald R. Brattain; J. Luther King, Jr.; John S. Marr, Jr.; G. Stuart Reeves; Michael D. Richards; Dustin R. Womble; and John M. Yeaman. Each of the nominees currently serves on our Board of Directors. For more information regarding these nominees and their qualifications, see “Tyler Management.” Each nominee has indicated that he is able and willing to serve as a director. If any of the nominees becomes unable to serve prior to the meeting, the persons named in the enclosed proxy will vote the shares covered by your executed proxy for a substitute nominee as selected by the Board of Directors. You may withhold authority to vote for any nominee by entering his name in the space provided on the proxy card.

Our Board of Directors unanimously recommends that the stockholders vote FOR each of the nominees for director.

Proposal Two – Approval of the Amended ESPP

At the annual meeting, you will also be asked to consider and vote on a proposal to approve the Amended ESPP. The affirmative vote of holders of a majority of the voting power of the shares actually voted at the annual meeting is required to approve the Amended ESPP. If approved by the stockholders, the Amended ESPP will be effective on June 1, 2012. The following is a summary of the major terms of the Amended ESPP. A copy of the Amended ESPP is attached as Appendix A.

Overview of the Amended ESPP

On May 6, 2004, our stockholders approved the adoption of the ESPP. On February 23, 2012, our Board of Directors approved, subject to stockholder approval, the Amended ESPP and the reservation of additional shares of common stock for issuance under the Amended ESPP.

The Amended ESPP is a broad-based plan intended to continue to encourage our employees to invest in our common stock. We believe that such an investment strengthens the commitment of all our employees to our long-term growth and profitability. The plan, in conjunction with the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), achieves this goal by allowing our employees to purchase our common stock at an attractive price and by creating incentives for them to hold such stock as a long-term investment.

Currently, there are only 129,243 shares of common stock available for issuance under the ESPP, which expires on December 31, 2014. The proposed Amended ESPP increases the number of shares of common stock subject to the plan from 1,000,000 to 2,000,000 and eliminates the expiration date. The number of shares that initially would be available for issuance under the Amended ESPP represents approximately 4% of our common stock currently outstanding. The Amended ESPP would terminate at the earlier of (1) its termination by our Board of Directors or (2) the date on which all shares of our common stock available for issuance under the ESPP have been issued.

The increase in the number of authorized shares and the elimination of a fixed term (which was ten years in the original ESPP) are the principal changes reflected in the Amended ESPP.

Administration

The Amended ESPP is administered by the Board of Directors. The Board has the power, subject to the provisions of the plan, to determine when and how rights to purchase our common stock will be granted, the provisions of each offering of purchase rights, and whether any parent or subsidiary corporation of the Company will be eligible to participate in the ESPP. The Board is authorized to delegate administration of the plan to a committee designated by the Board.

Eligibility and Employee Contributions

The Amended ESPP, if approved by the stockholders, is intended to satisfy the requirements of Section 423 of the Code. The plan will allow all of our employees, and employees of any subsidiary corporations that participate in the plan, who have been employed for at least six months, and who are customarily employed for more than 20 hours per week, to authorize after-tax payroll deductions at any whole percentage rate from 1% to 15% of cash compensation paid during an offering period (regular base wages or salary and overtime pay, in each case before deduction for pre-tax contributions to a plan governed by Sections 401(k) or 125 of the Code) to be applied toward the purchase of our common stock. It is expected that employees of any non-U.S. subsidiaries will not be eligible to participate in the plan. As of March 16, 2012, there were approximately 2,115 employees eligible to participate in the plan.

Offerings

The Amended ESPP is implemented through sequential offerings, each of which is referred to as an “offering,” the terms of which are referred to as “offering periods.” Separate three-month offerings commence on January 1, April 1, July 1, and October 1 of each year, unless the Board of Directors otherwise determines. An employee must authorize a payroll deduction before the start of an offering in order to participate in that offering. On the last business day of the offering, the employee will be deemed to have exercised the right to purchase as many shares as the employee’s payroll deduction will allow at the purchase price. The purchase price will be established by our Board of Directors; provided, however, that the purchase price will not be less than 85% of the fair market value of our common stock as reported on the New York Stock Exchange on the last business day of the offering. Unless otherwise provided by our Board of Directors prior to the commencement of an offering period, the purchase price for that offering period will be 85% of the fair market value as of the purchase date. Fractional shares will not be purchased; instead, excess funds will be refunded to the employee or retained in the employee’s plan account to be applied toward the purchase of shares of our common stock in the subsequent offering.

No employee may purchase more than 750 shares of stock during any single offering. In addition, an employee will not be permitted to purchase any shares under the Amended ESPP if the employee, immediately after the purchase, would own shares possessing 5% or more of the total combined voting power or value of our common stock. The fair market value of all shares purchased by an employee under the plan during any calendar year may not exceed $25,000, which is based on the fair market value of our common stock at the beginning of each offering period, and we may in our discretion suspend an employee’s payroll deductions to avoid accumulating amounts in excess of this limit.

Employees may not sell any shares purchased for a period of at least 180 days after the purchase, unless the employee is terminated during this holding period. All shares purchased under the Amended ESPP must be held in designated accounts during this holding period. Employees will be responsible for all commissions related to future sales. Employees must notify us of the date and terms of any actual sale that occurs within two years of the beginning of the offering period in which the shares were acquired.

Withdrawal

An employee may withdraw at any time prior to two weeks before the last day of the offering period. Upon withdrawal, the amount in the employee’s account will be refunded to the employee without interest. An employee may suspend participation in an offering at any time before the two-week period ending on the last day of the offering period by reducing his or her payroll deduction percentage election to 0% for the remainder of the offering. In such a case, the amount accumulated in the employee’s account prior to the suspension is not refunded, but is used to purchase shares as described above. An employee who has withdrawn from or suspended participation in an offering may not again participate in the plan until the next offering commences.

Termination of Employment

Generally, if a participant’s employment terminates for any reason (including death, disability, or change in status) prior to a purchase date, his or her right to purchase shares of common stock under the plan, including during the current offering period, will immediately terminate and all of his or her payroll deductions for offering period in which the purchase right terminates will be refunded as soon as practicable. A terminated participant may again become eligible to participate in the plan if he or she returns to active service as an eligible employee.

Restrictions on Transfer

Purchase rights granted under the Amended ESPP are not transferable other than by will or the laws of descent and distribution and shall be exercisable during the lifetime of a participant only by the participant.

Amendment and Termination

Our Board of Directors may at any time amend or terminate the Amended ESPP, provided that no employee’s existing rights under any offering already commenced may be adversely affected thereby. Any amendment will be consistent with applicable law, including first obtaining the prior approval of our stockholders if the amendment would increase the number of shares reserved for issuance under the plan or materially modify the eligibility requirements. The Amended ESPP will terminate at the discretion of our Board of Directors or in the event all shares reserved for issuance under the plan have been purchased, whichever occurs first.

Federal Income Tax Consequences Relating to the Amended ESPP

The Amended ESPP is intended to qualify under the provisions of Section 421 and Section 423 of the Code. Under the Code, we are deemed to grant employee participants in the plan an “option” on the first day of each offering period to purchase as many shares of common stock as the employee will be able to purchase with the payroll deductions credited to his or her account during the offering period. Accordingly, for purposes of this tax consequences discussion, we refer to “options” and related terms. On the last day of each offering period, the purchase price is determined and the employee is deemed to have exercised the “option” and purchased the number of shares his or her accumulated payroll deductions will purchase at the purchase price, subject to the limitations of the plan. No income will be taxable to a participant at the time of grant of the option or purchase of shares. However, a participant may become liable for tax upon dispositions of shares acquired under the plan, and the tax consequences will depend on how long a participant has held the shares prior to disposition.

If the shares are disposed of (1) at least two years after the date of the beginning of the offering period and (2) at least one year after the stock is purchased in accordance with the plan (or, if the employee dies while holding the shares), the following tax consequences will apply. The lesser of (a) the excess of fair market value of the shares at the time of such disposition over the purchase price of the shares (the “option price”), or (b) the excess of the fair market value of the shares at the time the option was granted over the option price will be taxed as ordinary income to the participant. Any further gain upon disposition generally will be taxed at long-term capital gain rates. If the shares are sold and the sales price is less than the option price, there is no ordinary income and the participant has a long-term capital loss equal to the difference. If a participant holds the shares for the holding periods described above, we will not be allowed a federal income tax deduction for the amount determined to be ordinary income to the participant.

If the shares are sold or disposed of (including by way of gift) before the expiration of either the two-year or one-year holding periods described above, the following tax consequences will apply. The amount by which the fair market value of the shares on the date the option is exercised (i.e., the last business day of the offering period or the “termination date”) exceeds the option price will be taxed as ordinary income to the participant. This excess will constitute ordinary income in the year of the sale or other disposition even if no gain is realized on the sale or a gratuitous transfer of the shares is made. The balance of any gain will be taxed as a capital gain and will qualify for long-term capital gain treatment if the shares have been held for more than one year following the exercise of the option. If the shares are sold for an amount less than their fair market value as of the termination date, the participant recognizes ordinary income equal to the excess of the fair market value of the shares as of the termination date over the exercise price, and the participant may recognize a capital loss equal to the difference between the sales price and the value of such shares on the termination date. In the event of an early disposition, we will be allowed a deduction for federal income tax purposes equal to the ordinary income realized by the disposing employee.

Currently, we are not required to withhold employment or income taxes upon the exercise of the options under the plan pursuant to Section 423 of the Code.

THE FOREGOING SUMMARY OF THE EFFECT OF THE FEDERAL INCOME TAX UPON PARTICIPANTS IN THE AMENDED ESPP DOES NOT PURPORT TO BE COMPLETE, AND IT IS RECOMMENDED THAT THE PARTICIPANTS CONSULT THEIR OWN TAX ADVISORS FOR COUNSELING. MOREOVER, THE FOREGOING SUMMARY IS BASED UPON PRESENT FEDERAL INCOME TAX LAWS AND IS SUBJECT TO CHANGE. THE TAX TREATMENT UNDER FOREIGN, STATE, OR LOCAL LAW IS NOT COVERED IN THIS SUMMARY.

New Plan Benefits

Because the number of shares that may be purchased under the Amended ESPP will depend on each employee’s voluntary election to participate and on the fair market value of our common stock at various future dates, the actual number of shares that may be purchased by any employee, including our executive officers, cannot be determined in advance. In addition, the number of shares that any executive officer may purchase is, as discussed above, subject to the limitation of 750 shares in any single offering and the calendar-year limitation of $25,000 in fair market value. No shares of our common stock have been issued with respect to the additional 1,000,000 shares reserved for issuance subject to stockholder approval of the Amended ESPP pursuant to this proposal.

Our Board of Directors unanimously recommends that the stockholders vote FOR the approval of the Amended ESPP.

Proposal Three – Ratification of Ernst & Young LLP as Our Independent Auditors for Fiscal Year 2012

The Audit Committee has selected Ernst & Young LLP, independent registered public accounting firm, as our independent auditors for fiscal year 2012, subject to ratification by the stockholders. The affirmative vote of holders of a majority of the voting power of the shares actually voted at the annual meeting is required to ratify Ernst & Young LLP as our independent auditors for fiscal year 2012.

Ernst & Young LLP served as our independent auditors for fiscal years 2011 and 2010. A representative of Ernst & Young LLP is expected to be present at the annual meeting. That representative will have an opportunity to make a statement, if desired, and will be available to respond to appropriate questions.

Ernst & Young's fees for all professional services during each of the last two fiscal years were as follows:

	2011	2010
Audit Fees	$971,000	$1,054,000
Audit Related Fees	32,000	25,000
Tax Fees	70,000	44,000

Total	$1,073,000	$1,123,000

Audit Fees. Fees for audit services include fees associated with the annual audit, the review of our interim financial statements, and the auditor’s opinions related to internal control over financial reporting required by Section 404 of the Sarbanes-Oxley Act.

Audit-Related Fees. Fees for audit-related services generally include fees for accounting consultations and Securities and Exchange Commission (“SEC”) filings.

Tax Fees. Fees for tax services include fees for tax consulting and tax compliance.

All Other Fees. We did not engage Ernst & Young LLP for any other services in 2011 or 2010.

The Audit Committee approved all of the independent auditor engagements and fees presented above. Our Audit Committee Charter requires that the Audit Committee pre-approve all audit and non-audit services provided to us by our independent auditors. All such services performed in 2011 were pre-approved by the Audit Committee. For more information on these policies and procedures, see “Board of Directors and Corporate Governance Principles – Pre-Approval Policies and Procedures for Audit and Non-Audit Services.”

Our Board of Directors unanimously recommends that the stockholders vote FOR the ratification of Ernst & Young LLP as our independent auditors for fiscal year 2012.

TYLER MANAGEMENT

Directors, Nominees for Director, and Executive Officers

Below is a brief description of our directors, nominees for director, and executive officers. Each director holds office until our next annual meeting or until his successor is elected and qualified. Executive officers are elected annually by the Board of Directors and hold office until the next annual board meeting or until their successors are elected and qualified.

Name / Age	Present Position	Served Since
John M. Yeaman, 71	Chairman of the Board Director	2004 1999
John S. Marr, Jr., 52	President and Chief Executive Officer Director	2004 2002
Donald R. Brattain, 71	Director	2004
J. Luther King, Jr., 72	Director	2004
G. Stuart Reeves, 72	Director	2001
Michael D. Richards, 61	Director	2002
Dustin R. Womble, 52	Executive Vice President	2003
	Director	2005
Brian K. Miller, 53	Executive Vice President	2008
	Chief Financial Officer	2005
	Treasurer	1997
H. Lynn Moore, Jr., 44	Executive Vice President	2008
	Secretary	2000
	General Counsel	1998

Business Experience of Directors, Nominees for Director, and Executive Officers

John M. Yeaman has served as Chairman of the Board since July 2004. From April 2002 until July 2004, Mr. Yeaman served as President and Chief Executive Officer; from March 2000 until April 2002, he served as President and Co-Chief Executive Officer; and from December 1998 until March 2000, he was President and Chief Executive Officer. Mr. Yeaman was elected to our Board of Directors in February 1999. Mr. Yeaman also serves as Chairman of the Executive Committee. From 1980 until 1998, Mr. Yeaman was associated with Electronic Data Systems Corporation (“EDS”). Mr. Yeaman began his career with Eastman Kodak Company.

John S. Marr, Jr. has served as President and Chief Executive Officer since July 2004. From July 2003 until July 2004, Mr. Marr served as Chief Operating Officer. Mr. Marr has served on our Board of Directors since May 2002 and is currently a member of the Executive Committee. Mr. Marr also served as President of MUNIS, Inc. (“MUNIS”) from 1994 until July 2004. Mr. Marr began his career in 1983 with MUNIS, a provider of a wide range of software products and related services for county and city governments, schools, and not-for-profit organizations, with a focus on integrated financial systems. We acquired MUNIS in 1999.

Donald R. Brattain has served as a director since 2004. Mr. Brattain also serves as Chairman of the Audit Committee and is a member of the Nominating and Governance Committee. Since 1985, Mr. Brattain has served as President of Brattain & Associates, LLC, a private investment company founded by Mr. Brattain in 1985 and located in Minneapolis, Minnesota. From 1981 until 1988, Mr. Brattain purchased and operated Barefoot Grass Lawn Service Company, a company that grew from $3.2 million in sales to over $100 million in sales and was sold to ServiceMaster, Ltd. in 1998.

J. Luther King, Jr. has served as a director since 2004. Mr. King also serves on the Audit Committee and the Compensation Committee. Mr. King is the Chief Executive Officer and President of Luther King Capital Management, a registered investment advisory firm that he founded in 1979. Mr. King also serves in leadership positions with various private and non-profit entities and foundations, including Texas Christian University (member of Board of Trustees), Employees Retirement System of Texas (member of Investment Advisory Committee), and LKCM Funds (trustee). Mr. King is a Chartered Financial Analyst.

G. Stuart Reeves has served on our Board of Directors since June 2001. Mr. Reeves also serves as Chairman of the Nominating and Governance Committee and is a member of the Audit Committee and the Compensation Committee. From 1967 to 1999, Mr. Reeves worked for EDS, a professional services company. During his 32 years of service with EDS, Mr. Reeves held a variety of positions, including the following: Executive Vice President, North and South America; Senior Vice President, Europe, Middle East, and Africa; Senior Vice President, Government Services Group; Corporate Vice President, Human Resources; Corporate Vice President, Financial Services Division; Project Sales Team Manager; and Systems Engineer and Sales Executive. Mr. Reeves retired from EDS in 1999.

Michael D. Richards has served on our Board of Directors since May 2002. Mr. Richards also serves as Chairman of the Compensation Committee and is a member of the Nominating and Governance Committee. Mr. Richards is Chief Operating Officer of Republic Title of Texas, Inc. From September 2000 until September 2005, Mr. Richards served as Chairman and Chief Executive Officer of Suburban Title, LLC d/b/a Reunion Title, an independent title insurance agency founded by Mr. Richards and which he sold to Republic Title in September 2005. From 1989 until September 2000, Mr. Richards served as President and Chief Executive Officer of American Title Company, Dallas, Texas, an affiliate of American Title Group, Inc., one of the largest title insurance underwriters in Texas during that time.

Dustin R. Womble has been Executive Vice President in charge of corporate-wide product strategy since July 2006. He is currently a member of the Executive Committee. From July 2003 to June 2006, Mr. Womble was Executive Vice President in charge of corporate-wide product strategy and President of our Local Government Division. Mr. Womble founded and previously served as President of our Local Government Division (formerly INCODE) from 1998, when we acquired INCODE, to July 2003.

Brian K. Miller has been Executive Vice President – Chief Financial Officer and Treasurer since February 2008. From May 2005 until February 2008, Mr. Miller served as Senior Vice President – Chief Financial Officer and Treasurer. He previously served as Vice President – Finance and Treasurer from May 1999 to April 2005 and was Vice President – Chief Accounting Officer and Treasurer from December 1997 to April 1999. From June 1986 through December 1997, Mr. Miller held various senior financial management positions at Metro Airlines, Inc. (“Metro”), a publicly-held regional airline holding company operating as American Eagle. Mr. Miller was Chief Financial Officer of Metro from May 1991 to December 1997 and also held the office of President of Metro from January 1993 to December 1997. Mr. Miller is a certified public accountant.

H. Lynn Moore, Jr. has been General Counsel since September 1998, Secretary since October 2000, and Executive Vice President since February 2008. He previously served as Vice President from October 2000 until February 2008. From August 1992 to August 1998, Mr. Moore was associated with the law firm of Hughes & Luce, L.L.P. in Dallas, Texas where he represented numerous publicly-held and privately-owned entities in various corporate and securities, finance, litigation, and other legal related matters. Mr.  Moore is a member of the State Bar of Texas.

Board Diversity and Nominee Qualifications

Our Corporate Governance Guidelines include the criteria our Board of Directors believes are important in the selection of director nominees, which includes the following qualifications:

•	sound personal and professional integrity;

•	an inquiring and independent mind;

•	practical wisdom and mature judgment;

•	broad training and experience at the policy-making level of business, finance and accounting, government, education, or technology;

•	expertise that is useful to Tyler and complementary to the background and experience of other board members, so that an optimal balance of board members can be achieved and maintained;

•	willingness to devote the required time to carrying out the duties and responsibilities of board membership;

•	commitment to serve on the board for several years to develop knowledge about our business;

•	willingness to represent the best interests of all stockholders and objectively appraise management performance; and

•	involvement only in activities or interests that do not conflict with the director’s responsibilities to Tyler or our stockholders.

In identifying nominees for director, the Board of Directors focuses on ensuring that it reflects a diversity of experiences and backgrounds that will complement our business and enhance the function of the Board. The Board prefers a mix of background and experience among its members. The Board has not adopted a formal policy with respect to its consideration of diversity and does not follow any ratio or formula to determine the appropriate mix; rather, it uses its judgment to identify nominees whose backgrounds, attributes, and experiences, taken as a whole, will contribute to the high standards of board service. Our Board of Directors is composed of seven individuals, consisting of four independent directors and three employee directors. We believe the mix of outside experience from our independent directors coupled with the specific industry experience of our employee directors provides an appropriate diversity of experience to effectively manage our business. In addition, each independent director has extensive chief executive officer experience with businesses of varying size in various industries. Some independent directors have direct public company experience, while others have smaller, private company experience. Each director has valuable experience in building and sustaining a successful business enterprise.

The Nominating and Governance Committee believes that the above-mentioned attributes, along with the leadership skills and other experiences of its board members described below, provide us with the perspectives and judgment necessary to guide our strategies and monitor their execution:

Donald R. Brattain	–	Private investment management experience as President of Brattain & Associates, LLC
	–	Executive and entrepreneurial experience in growth of a small business enterprise from $3.2 million in sales to over $100 million in sales

J. Luther King, Jr.	–	Executive equity management experience as founder of Luther King Capital Management, a registered investment advisory firm
	–	Outside board experience as a past director of Encore Energy Partners GP, LLC and other institutions
	–	Experience as a university trustee

G. Stuart Reeves	–	Extensive public company leadership experience with 32 years of service at EDS in various senior level capacities
	–	Outside board experience as a former director of EDS

Michael D. Richards	–	Executive and entrepreneurial experience as founder of Suburban Title LLC
	–	Outside board and advisory council service with various entities, including the Greater Dallas Chamber of Commerce

John S. Marr, Jr.	–	Chief Executive Officer of Tyler since 2004
	–	Over 28 years of specific industry experience, including chief executive experience with MUNIS, Inc., which Tyler acquired in 1999
	–	Outside board experience as a former director of Mercy Hospital in Portland, Maine

Dustin R. Womble	–	Senior-level executive experience at Tyler since 2003
	–	Over 30 years of specific industry experience as founder of INCODE, Inc., which Tyler acquired in 1998

John M. Yeaman	–	President of Tyler from 1998 through 2004
	–	Over 19 years of public company executive experience at EDS

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE PRINCIPLES

General Information

Our Board of Directors is responsible for supervision of the overall affairs of Tyler. To assist it in carrying out its duties, the Board has delegated certain authority to several committees. See “Board of Directors and Corporate Governance Principles – Committees and Meetings of the Board of Directors.” Following the annual meeting in 2012, the Board will continue to consist of seven directors, including four independent directors.

Corporate Governance Guidelines

Our Board of Directors has adopted a number of corporate governance guidelines, including the following:

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Independence Standards, which determine the independence of our non-employee directors. These standards are consistent with the independence standards set forth in Rule 303A.02 of the New York Stock Exchange Listed Company Manual. The Independence Standards are included as an exhibit to our Audit Committee Charter.

•	Corporate Governance Guidelines, which include, among other things:

•	annual submission of independent auditors to stockholders for approval;

•	formation of a Nominating and Governance Committee to be comprised solely of independent directors;

•	prohibition of stock option re-pricing;

•	formalization of the ability of independent directors to retain outside advisors;

•	performance of periodic formal Board evaluation; and

•	limitation on the number of additional public company boards on which a director may serve to a maximum of four.

A copy of our Corporate Governance Guidelines may be found on our Website, www.tylertech.com.

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An Audit Committee Charter, which requires, among other things, that the committee be comprised solely of independent directors (as set forth in the Independence Standards), at least one of whom will qualify as an “audit committee financial expert” as set forth in Item 401(h) of the SEC’s Regulation S-K. A copy of our Audit Committee Charter may be found on our Website, www.tylertech.com.

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A Compensation Committee Charter, which requires, among other things, that the committee be comprised solely of independent directors and sets forth the guidelines for determining executive compensation. A copy of our Compensation Committee Charter may be found on our Website, www.tylertech.com.

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A Nominating and Governance Committee Charter, which requires, among other things, that the committee be comprised of at least three independent directors who are responsible for recommending candidates for election to the Board of Directors. A copy of our Nominating and Governance Committee Charter may be found on our Website, www.tylertech.com.

Code of Business Conduct and Ethics

Our Board of Directors has adopted a Code of Business Conduct and Ethics, which applies to all of our directors, executive officers (including, without limitation, the chief executive officer, chief financial officer, principal accounting officer, and controller), and employees. The purpose of the Code of Business Conduct and Ethics is to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely, and understandable disclosure in our public communications and reports filed with the SEC;

•	compliance with applicable governmental laws, rules, and regulations;

•	prompt internal reporting of violations of the policy to the appropriate persons designated therein, including anonymous “whistleblower” provisions; and

•	accountability for adherence to the policy.

A copy of our Code of Business Conduct and Ethics may be found on our Website, www.tylertech.com, or will be furnished, without charge, upon written request at our principal executive offices. Any future amendments or waivers related to our Code of Business Conduct and Ethics will be promptly posted on our Website.

Board Independence

Our Board of Directors has determined, after considering all of the relevant facts and circumstances, that each of the non-employee directors standing for re-election as director (Messrs. Brattain, King, Reeves, and Richards) has no material relationship with us (either directly or as a partner, stockholder, or officer of an organization that has a relationship with us) and is “independent” within the meaning of our Independence Standards described above and the New York Stock Exchange director independence standards, as currently in effect and as may be changed from time to time. As a result, if each of the nominees for director is elected at the annual meeting, our Board of Directors will be comprised of a majority of “independent” directors as required by the New York Stock Exchange. Furthermore, our Board of Directors has determined that each of the members of the Audit Committee, Compensation Committee, and Nominating and Governance Committee has no material relationship with us (either directly or as a partner, stockholder, or officer of an organization that has a relationship with us) and is “independent” within the meaning of our Independence Standards.

Committees and Meetings of the Board of Directors

Our Board of Directors has the following four standing committees: Audit Committee; Compensation Committee; Nominating and Governance Committee; and Executive Committee. Each committee (other than the Executive Committee) has a written charter, which may be found at our Website, www.tylertech.com. Each board member participated in at least 75% of all board and committee meetings held during the portion of 2011 that he served as a director and/or committee member.

During 2011, our Board of Directors held five meetings. In addition, our Board of Directors has established a policy under which our non-management members will meet at regularly scheduled (and in any event at least twice per fiscal year) executive sessions without management present and with Mr. Reeves presiding over such meetings.

The table below provides current membership and 2011 meeting information for each of the committees:

Name	Audit	Compensation	Nominating and Governance	Executive
Donald R. Brattain	Chairman		X
J. Luther King, Jr.	X	X
G. Stuart Reeves	X	X	Chairman
Michael D. Richards		Chairman	X
John S. Marr, Jr.				X
Dustin R. Womble				X
John M. Yeaman				Chairman

Total Meetings in 2011	Four	One	One	Periodically

Below is a description of each committee. Each committee has authority to engage legal counsel or other advisors or consultants as it deems appropriate to carry out its responsibilities.

Audit Committee. The Audit Committee assists the Board of Directors in its oversight of the quality and integrity of our accounting, auditing, and reporting practices. The Audit Committee’s role includes:

•	considering the independence of our independent auditors before we engage them;

•	reviewing with the independent auditors the fee, scope, and timing of the audit;

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reviewing the completed audit with the independent auditors regarding any significant accounting adjustments, recommendations for improving internal controls, appropriateness of accounting policies, appropriateness of accounting and disclosure decisions with respect to significant unusual transactions or material obligations, and significant findings during the audit;

•	performing periodic formal committee evaluations;

•	reviewing our financial statements and related regulatory filings with management and the independent auditors; and

•	meeting periodically with management and/or internal audit to discuss internal accounting and financial controls.

The Audit Committee is responsible for the appointment, compensation, retention, and oversight of the independent auditor engaged to prepare or issue audit reports on our financial statements and internal control over financial reporting. The Audit Committee relies on the expertise and knowledge of management and the independent auditor in carrying out its oversight responsibilities. The Board of Directors has determined that each Audit Committee member is a non-management director who satisfies our Independence Standards and has sufficient knowledge in financial and auditing matters to serve on the Audit Committee. In addition, the Board of Directors has determined that Mr. Brattain and Mr. King are “audit committee financial experts” as defined by SEC rules.

Compensation Committee. The Compensation Committee has responsibility for defining and articulating our overall compensation philosophy and administering and approving all elements of compensation for elected corporate officers, including base salary, annual cash incentive compensation, and long-term equity incentive compensation. The Compensation Committee reports to stockholders as required by the SEC. See “Compensation Discussion and Analysis – Compensation Committee Report.” Members of the Compensation Committee are non-management directors who, in the opinion of the Board of Directors, satisfy our Independence Standards. For more information about the work of the Compensation Committee, see “Compensation Discussion and Analysis.”

Nominating and Governance Committee. The Nominating and Governance Committee’s duties include:

•	identifying and recommending candidates for election to our Board of Directors;

•	identifying and recommending candidates to fill vacancies occurring between annual stockholder meetings;

•	reviewing the composition of board committees;

•	periodically reviewing the appropriate skills and characteristics required of board members in the context of the current make-up of our Board of Directors; and

•	monitoring adherence to our “Corporate Governance Guidelines.”

Executive Committee. The Executive Committee has the authority to act for the entire Board of Directors, but may not commit to an expenditure in excess of $5,000,000 without full board approval.

Board Leadership Structure

The roles of Chairman of the Board and Chief Executive Officer are separate with Mr. Yeaman serving as Chairman of the Board and Mr. Marr serving as President and Chief Executive Officer. We believe it is beneficial to separate the roles of Chief Executive Officer and Chairman of the Board to facilitate their differing roles in the leadership of Tyler. The role of the Chairman is to set the agenda for, and preside over, board meetings, as well as providing advice and assistance to the Chief Executive Officer. In contrast, the Chief Executive Officer is responsible for handling the day-to-day management direction of Tyler, serving as a leader to the management team, and formulating overall corporate strategy. Mr. Yeaman, as our Chairman and former Chief Executive Officer, brings over 13 years of experience within our industry as well as extensive expertise from outside Tyler, while Mr. Marr, as a director and our Chief Executive Officer, brings over 28 years of company-specific experience and expertise. We believe that this structure allows for a balanced corporate vision and an ability to effectively execute our strategy. The Board of Directors has concluded at this time that it is not necessary to establish a lead director.

The Board’s Role in Risk Oversight

Senior management is responsible for assessing and managing our various exposures to risk on a day-to-day basis, including the creation of appropriate risk management policies and programs. The Board of Directors is responsible for overseeing management in the execution of its responsibilities and for assessing our overall approach to risk management. The Board of Directors exercises these responsibilities periodically as part of its meetings and also through its committees, each of which examines various components of enterprise risk as part of its responsibilities. The Compensation Committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements. The Audit Committee oversees management of financial risks, as well as our policies with respect to risk assessment and risk management. The Nominating and Governance Committee manages risks associated with board independence and potential conflicts of interest. In addition, an overall review of risk is inherent in the Board’s consideration of our long-term strategies and in the transactions and other matters presented to the Board, including capital expenditures, acquisitions and divestitures, and financial matters. The Board of Directors’ role in risk oversight is consistent with our leadership structure, with the Chief Executive Officer and other members of senior management having responsibility for assessing and managing our risk exposure, and the Board and its committees providing oversight in connection with these efforts.

Audit Committee Financial Expert

Our Board of Directors determined that each of Donald R. Brattain and J. Luther King, Jr., current chairman and member of the Audit Committee, respectively, possesses the attributes necessary to qualify as an “audit committee financial expert” as set forth in Item  401(h) of the SEC’s Regulation S-K.

Pre-Approval Policies and Procedures for Audit and Non-Audit Services

The Audit Committee Charter requires that the Audit Committee pre-approve all of the audit and non-audit services performed by our independent auditors. The purpose of these pre-approval procedures is to ensure that the provision of services by our independent auditors does not impair their independence. Each year, the Audit Committee receives fee estimates from our independent auditors for each category of services to be performed by the independent auditors during the upcoming fiscal reporting year. These categories of services include Audit Services, Audit-Related Services, Tax Services, and All Other Services. Upon review of the types of services to be performed and the estimated fees related thereto, the Audit Committee will determine which services and fees should be pre-approved, which pre-approval will be in effect for a period of twelve months. The Audit Committee may periodically review the list of pre-approved services based on subsequent determinations. Unless a type of service to be provided by the independent auditor has received general pre-approval, it will require specific pre-approval by the Audit Committee (or delegated member of the Audit Committee) prior to the performance of such service. Any proposed services exceeding the pre-approved cost levels will also require specific pre-approval by the Audit Committee (or delegated member of the Audit Committee).

Director Nominating Process

The Nominating and Governance Committee is responsible for reviewing and interviewing qualified candidates to serve on our Board of Directors and to select both “independent” as well as management nominees for director to be elected by our stockholders at each annual meeting. The Nominating and Governance Committee is comprised solely of independent directors and operates under a Charter for the Nominating and Governance Committee. Our Corporate Governance Guidelines include the criteria our Board of Directors believes are important in the selection of director nominees. For more information about director nominee criteria and qualifications, see “Tyler Management – Board Diversity and Nominee Qualifications.”

The Nominating and Governance Committee may, in the exercise of its discretion, actively solicit nominee candidates; however, nominee recommendations submitted by other directors or stockholders will also be considered as described below.

The Nominating and Governance Committee will consider qualified nominees recommended by stockholders who may submit recommendations to the committee in care of our Corporate Secretary at our corporate headquarters, 5949 Sherry Lane, Suite 1400, Dallas, Texas 75225. To be considered by the Nominating and Governance Committee, stockholder nominations must be submitted in accordance with our bylaws and must be accompanied by a description of the qualifications of the proposed candidate and a written statement from the proposed candidate that he or she is willing to be nominated and desires to serve, if elected. Nominees for director who are recommended by our stockholders will be evaluated in the same manner as any other nominee for director.

Nominations by stockholders may also be made at an annual meeting of stockholders in the manner provided in our bylaws. Our bylaws require that a stockholder entitled to vote for the election of directors may make nominations of persons for election to our board at a meeting of stockholders by complying with required notice procedures. Nominations must be received at our corporate headquarters not less than 75 days or more than 85 days before any annual meeting of stockholders. If, however, notice or prior public disclosure of an annual meeting is given or made less than 75 days before the date of the annual meeting, the notice must be received no later than the 10th day following the date of mailing of the notice of annual meeting or the date of public disclosure of the date of the annual meeting, whichever is earlier. The notice must specify the following:

•	as to each person the stockholder proposes to nominate for election or re-election as a director:

•	the name, age, business address, and residence address of the person;

•	the principal occupation or employment of the person;

•	the class and number of shares of our capital stock that are beneficially owned by the person; and

•	any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors under Regulation 14A of the Exchange Act; and

•	as to the stockholder giving notice:

•	the name and record address of the stockholder and any other stockholder known to be supporting the nominee; and

•	the class and number of shares of our capital stock that are beneficially owned by the stockholder making the nomination and by any other supporting stockholders.

We may require that the proposed nominee furnish us with other information as we may reasonably request to assist us in determining the eligibility of the proposed nominee to serve as a director. At any meeting of stockholders, the presiding officer may disregard the purported nomination of any person not made in compliance with these procedures.

Communications with Our Board of Directors

Any stockholder or interested party who wishes to communicate with our Board of Directors or any specific directors, including non-management directors may write to:

Board of Directors

Tyler Technologies, Inc.

5949 Sherry Lane, Suite 1400

Dallas, Texas 75225

Depending on the subject matter, management will:

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forward the communication to the director or directors to whom it is addressed (for example, if the communication received deals with our “whistleblower policy” found on our Website, www.tylertech.com, including questions, concerns, or complaints regarding accounting, internal accounting controls, and auditing matters, it will be forwarded by management to the Chairman of the Audit Committee for review);

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attempt to handle the inquiry directly (for example, if the communication is a request for information about us or our operations or it is a stock-related matter that does not appear to require direct attention by our Board of Directors); or

•	not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic.

At each meeting of our Board of Directors, our Chairman will present a summary of all communications received since the last meeting of the Board of Directors that were not forwarded and will make those communications available to any director on request.

Director Attendance at Annual Meetings

Directors are not required to attend our annual meetings of stockholders. However, our Board of Directors typically holds a meeting immediately following the annual meeting of stockholders. Therefore, in most cases, all of our directors will be present at the annual meeting. All of our directors were present at the 2011 annual meeting of stockholders.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information concerning the beneficial ownership of our common stock as of March 16, 2012 by (i) each beneficial owner of more than 5% of our common stock, (ii) each director and nominee, (iii) each “Named Executive Officer” (as defined in the SEC’s Regulation S-K), and (iv) all of our executive officers and directors as a group.

Security Ownership of Directors and Management

Name and Address of Beneficial Owner (1)	Direct (2)		Options Exercisable Within 60 Days (3)	Other (4)		Total	Percent of Class (5)
Brown Capital Management, LLC
1201 N. Calvert Street
Baltimore, MD 21202	3,230,603	(6)	—	—		3,230,603	10.7%

Brown Brothers Harriman & Co.
140 Broadway
New York City, NY 10005	—		—	2,854,179	(7)	2,854,179	9.5%

BlackRock, Inc.
40 East 52nd Street
New York, NY 10022	2,177,891	(8)	—	—		2,177,891	7.2%

Columbia Wanger Asset Management, LLC
227 West Monroe Street, Suite 3000
Chicago, IL 60606	1,821,000	(9)	—	—		1,821,000	6.1%

Directors and Nominees
Donald R. Brattain	28,500		19,999	—		48,499	*
J. Luther King, Jr.	32,000		49,999	187,300	(10)	269,299	*
G. Stuart Reeves	34,000		39,999	—		73,999	*
Michael D. Richards	50,000		39,999	—		89,999	*
John M. Yeaman	324,347		226,166	7,300	(11)	557,813	1.8%

Named Executive Officers
John S. Marr, Jr.	646,092		758,000	192,277	(12)	1,596,369	5.2%
Dustin R. Womble	172,489		623,628	—		796,117	2.6%
Brian K. Miller	20,389		235,485	7,300	(13)	263,174	*
H. Lynn Moore, Jr.	24,039		279,000	—		303,039	*
All directors, nominees and executive officers as a group (9 persons)	1,331,856		2,272,275	394,177		3,998,308	12.4%

*	Less than one percent of our outstanding common stock
(1)	Unless otherwise noted, the address of each beneficial owner is our corporate headquarters: 5949 Sherry Lane, Suite 1400, Dallas, Texas 75225.
(2)	“Direct” represents shares as to which each named individual has sole voting or dispositive power.

(3)	“Options Exercisable within 60 Days” reflects the number of shares that could be purchased by exercise of options at March 16, 2012 or within 60 days thereafter.
(4)	“Other” represents the number of shares of common stock as to which the named entity or individual share voting and dispositive power with another entity or individual(s).
(5)	Based on 30,084,000 shares of our common stock issued and outstanding at March 16, 2012. Each stockholder’s percentage is calculated by dividing (a) the number of shares beneficially owned by (b) the sum of (i) 30,084,000 plus (ii) the number of shares such owner has the right to acquire within 60 days.
(6)	Based on information reported by Brown Capital Management, LLC on Amendment No. 4 to Schedule 13G that was filed with the SEC on or about February 13, 2012. Brown Capital Management, LLC is deemed to have beneficial ownership of these shares, which includes sole voting power of 1,880,234 shares and sole investment power for all 3,230,603 shares.
(7)	Based on information reported by Brown Brothers Harriman & Co. on Schedule 13F that was filed with the SEC on or about February 15, 2012. Brown Brothers Harriman & Co. is deemed to have beneficial ownership of these shares, which includes shared voting and investment power for all 2,854,179 shares.
(8)	Based on information reported by BlackRock, Inc. on Amendment No. 1 to Schedule 13G that was filed on or about February 10, 2012. BlackRock, Inc. is deemed to have beneficial ownership of these shares, which includes sole voting and sole investment power for all 2,177,891 shares.
(9)	Based on information reported by Columbia Wanger Asset Management, LLC on a Schedule 13G that was filed on or about February 13, 2012. Columbia Wanger is deemed to have beneficial ownership of these shares, which includes sole voting power of 1,733,000 shares and sole investment power for all 1,821,000 shares.
(10)	Includes the beneficial ownership of 180,000 shares of common stock held in an entity controlled by Mr. King in which he is deemed to have voting and investment power, and 7,300 shares of common stock owned by a foundation in which Mr. King is deemed to have shared voting power.
(11)	Common stock owned by a foundation in which Mr. Yeaman is deemed to have shared voting power.
(12)	Common stock held by a partnership in which Mr. Marr is the general partner and has sole voting and investment power.
(13)	Common stock owned by a foundation in which Mr. Miller is deemed to have shared voting power.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act requires that our directors, executive officers, and 10% or more stockholders file with the SEC and New York Stock Exchange initial reports of ownership and reports of changes in ownership of our common stock. These persons are required to furnish us with copies of all Section 16(a) reports they file with the SEC. To our knowledge, based solely upon (i) our review of the copies of the forms we received during 2011 and (ii) written representations from our directors and executive officers we believe that all of our directors, officers, and 10% or more stockholders complied with all Section 16(a) filing requirements during 2011.

COMPENSATION DISCUSSION AND ANALYSIS

In this Compensation Discussion and Analysis, we describe our compensation objectives, policies, and practices generally, detail the specific fiscal year 2011 total compensation for our Chief Executive Officer, Chief Financial Officer, and the two other executive officers who were the most highly compensated in fiscal year 2011 (collectively, the “Named Executive Officers”), and summarize the approved compensation of the Named Executive Officers for fiscal year 2012.

Compensation Philosophy and Objectives

Our Compensation Committee is responsible for reviewing and approving the design and administration of the executive compensation program. Our Compensation Committee believes that an effective compensation program should reward achievement of specific corporate goals and align our executives’ interests with those of our stockholders by rewarding performance that meets or exceeds established goals. Our compensation philosophy is designed to attract, motivate, and retain the key executives who drive our success and industry leadership and to motivate those executives to deliver stockholder value by achieving the following overall objectives:

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Compensation Should Align the Interests of Our Executives with Our Stockholders – compensation should link the interests of management with those of stockholders by making a substantial portion of executive compensation depend upon our long-term financial and stock performance;

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Compensation Should Be Competitive – compensation levels should be sufficiently competitive to attract and retain superior executives by providing them with the opportunity to earn total compensation packages that are competitive in the industry;

•	Compensation Should Be Based on Company Performance – compensation should reward corporate performance through annual cash incentives;

•	Compensation Should Reflect Responsibility and Accountability – compensation should be based on the level of skill, knowledge, effort, and responsibility needed to perform the job successfully; and

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Compensation Should Not Incentivize Excessive Risk Taking – the mix of compensation elements should be appropriately balanced between fixed pay, short-term annual incentive cash compensation, and long-term incentive equity compensation to minimize incentive for excessive risk taking.

To achieve these objectives, the Compensation Committee has designed a compensation program for our Named Executive Officers that balances the three primary elements of our executive compensation: annual base pay; annual incentive cash compensation; and long-term incentive equity compensation (stock options). The Compensation Committee believes that this structure encourages our executives to think and act in both the near-term and long-term interests of our stockholders without promoting excessive risk taking.

Regarding base pay and annual cash incentive compensation, the same compensation philosophy applied by the Compensation Committee to our Named Executive Officers is also utilized by management and applied throughout the entire employee base so that all employees’ incentive compensation is tied to similar goals, the difference being the amount of base pay compensation and percentage incentive compensation award in relation to base pay. Regarding long-term incentive compensation in the form of stock options, management also applies the same compensation philosophy as applied by the Compensation Committee to our Named Executive Officers to senior divisional employees. We believe that the application of this consistent philosophy regarding compensation further strengthens the alignment of employees’ interests with those of the stockholders.

2011 Executive Summary Overview

Our results in 2011 reflected modest improvements in marketplace conditions. Total revenues increased 7% from $289 million in 2010 to $309 million in 2011 mainly due to double-digit growth in recurring revenues from subscriptions and maintenance. Our recurring revenues were approximately 57% of our total revenues in 2011. Earnings per share increased 17% from $0.71 in 2010 to $0.83 in 2011. Free cash flow increased 59% to $51 million in 2011 from $32 million in 2010. Free cash flow in 2011 and 2010 excluded $7 million and $1 million, respectively of real estate investments. Our stock price increased 45% from December 31, 2010 to December 31, 2011.

Compensation Program Actions

Our compensation program for our Named Executive Officers has three components:

•	Compensation Program Design – actions related to the overall design and governance of our executive compensation program;

•	Company Performance Review Process for Prior Fiscal Year – actions approving actual incentive cash compensation awards for the just-completed fiscal year; and

•	Setting Compensation for Current Fiscal Year – actions that set future base pay and incentive compensation targets for the upcoming fiscal year.

Compensation Program Design. Each year, our Chief Executive Officer, in conjunction with the Human Resources Department, reviews the market competitiveness of our executive compensation relative to technology and broad industry peers, which is described in detail below. If the review shows that our executive compensation is not competitive, our Chief Executive Officer will recommend changes to the Compensation Committee. He may also recommend changes to the executive compensation program based on changes in the business environment in which we operate. The Compensation Committee periodically reviews the overall objectives of our executive compensation program and the elements of the program, including the mix of cash and stock-based compensation and the mix of short-term and long-term compensation, to determine whether they are appropriate, properly coordinated, and achieve their intended purposes.

Peer Group and Surveys. In September 2010, we joined the Radford Global Technology Survey (the “Radford Survey”). Nearly 2,000 technology and life science companies use Radford Surveys to benchmark their compensation practices for all levels within their organizations. Management utilizes the Radford Survey to determine the reasonableness of compensation for various levels of employees, including executives. Both surveys are industry leaders, but the Radford survey allows us to access more complete compensation data for division level management positions. The Compensation Committee considered comparative market data from a broad set of technology companies in the Radford Survey.

In order to provide the Compensation Committee with more detailed and specific information about executive compensation levels and practices, we established a peer group of 20 companies of similar size in the software industry (the “Peer Group”) in February 2010 to assist in determining appropriate compensation levels for the Named Executive Officers. The Peer Group companies provide perspective and reflect the external market’s valuation of key executive compensation. External information is considered with internal factors such as an executive’s position, experience, and responsibilities. The Peer Group is reviewed annually and adjusted as required by changes in the market.

A review of the Peer Group in February 2012 revealed that five of the companies had been acquired during the last year and, therefore, can no longer be considered as part of the Peer Group. Those companies are: Blackboard, Inc., Eclipsys Corp., Epicor Software Corp., Lawson Software, Inc., and Radiant Systems, Inc. Accordingly, we identified five new companies of similar size in the software industry to replace the acquired firms in the Peer Group. The companies in the Peer Group used to assist in setting 2012 compensation were:

Advent Software, Inc.*	Kenexa Corp.
Ariba, Inc.	Manhattan Associates, Inc.
Aspen Technology, Inc.	Microstrategy, Inc.*
Blackbaud, Inc.	Netscout Systems, Inc.
Concur Technologies, Inc.	Netsuite, Inc.*
DealerTrack Holdings, Inc.	Quest Software, Inc.
Deltek, Inc.	S1 Corp.
Epiq Systems, Inc.	Solera Holdings, Inc.*
Jack Henry & Associates, Inc.	Taleo Corp.
JDA Software Group, Inc.	Ultimate Software Group, Inc.*

*	Indicates new peer company

In determining the appropriateness of the Peer Group, the Compensation Committee compared our performance against six key metrics of the Peer Group, including revenues, market capitalization, net income, total assets, one-year stockholder return and three-year stockholder return. The Compensation Committee determined that based on these metrics the Peer Group was appropriate for comparative purposes. The Compensation Committee continues to utilize the Radford Survey in addition to the Peer Group. The Compensation Committee uses market survey data like the Peer Group and Radford Survey not as a benchmark per se, but rather as a reasonableness check. This flexibility is important in designing compensation arrangements to attract and retain new executives in the highly-competitive, rapidly changing market in which we compete.

Positioning of Pay. The Compensation Committee determines target total compensation for our Named Executive Officers after considering the Chief Executive Officer’s recommendations and a variety of data sources, including analysis of the Peer Group and Radford Survey. We do not apply a formula that ties our total compensation levels to specific market percentiles.

Mix of Pay Elements. As described above, our philosophy is to provide a significant portion of total compensation linked to performance that we believe will create long-term stockholder value. To achieve these objectives, the executive compensation program relies on the following three elements of total compensation:

Element	Form of Compensation	Purpose	Metric
Base salary	Cash	Provide competitive, fixed compensation to attract and retain exceptional executive talent	Salaries are set each year based on the executive’s position, responsibilities, experience, and retention risk. Base salary is a fixed component and is not dependent on achieving goals.

Incentive cash compensation under the annual bonus plan	Cash	Create a strong financial incentive for achieving or exceeding annual financial performance goals	Achieving earnings per share goals (as may be adjusted to the extent we exceed our recurring revenue run rate growth goal), which are recommended by the CEO and approved by the Compensation Committee

Equity-based compensation	Stock options	Create a strong financial incentive for creating stockholder value, encourage a significant equity stake in Tyler, and provide a direct incentive for future performance	Discretionary, but set each year based on the executive’s position, experience, responsibilities, and retention risk

Our executive compensation program is designed to provide an incentive and reward for the achievement of both short-term and long-term objectives. We believe that sustained achievement of measurable financial objectives leads to increased stockholder value. To achieve these objectives we use a mix of short-term compensation (base salaries and annual cash bonuses) and long-term incentives (stock options) to provide a total compensation structure that is designed to reward sustained strong performance while providing cash compensation that remains competitive for our industry. In setting the mix between the different elements of compensation, we do not target specific allocations, but generally weigh the incentive compensation elements (cash and equity) more heavily. For more information, see “Compensation Discussion and Analysis – 2011 Named Executive Officer Compensation – Compensation Mix.”

Base salary is intended to provide competitive, fixed compensation to attract and retain exceptional executive talent. Annual incentives are intended to reward the achievement of short-term objectives, with a view to long-term stockholder value. Our 2012 incentive compensation plan is based on annual earnings per share performance metrics (as may be adjusted to the extent we exceed our year-over-year recurring revenue run rate growth goal) and is structured with graduated benefits for overachievement and consequences for underachievement of objectives. Growth in our recurring revenue run rate is an additional component of executive incentive compensation for 2012. We believe that growth in our recurring revenues (e.g., software maintenance and subscription-based arrangements) builds long-term financial stability and drives long-term stockholder value; however, due to software revenue recognition rules, growth in our recurring revenue run rate may not necessarily be reflected in a given year’s annual earnings per share performance. Given the long-term stockholder value of increasing our recurring revenues, we do not believe that an annual incentive plan should create any bias towards traditional software license sales versus the sale of or conversion to subscription-based arrangements. Therefore, adjusting our earnings per share to the extent we exceed our recurring revenue run rate growth goal in calculating incentive compensation better aligns management and stockholder short-term and long-term interests and provides a more meaningful measure than growth in earnings per share alone. While our annual incentive compensation plan is based on a given year’s earnings per share (as may be adjusted to the extent we exceed our recurring revenue run rate growth goal), the initial establishment of the criteria for full achievement of the target bonus from year to year is based on a longer term view of appropriate growth. In other words, performance that meets our internal plan in a given year may not necessarily correspond with our executives earning 100% of the target bonus, if the internal plan does not meet the goal of overall year-over-year growth. For more information on the calculation of 2012 incentive compensation, including the calculation of the adjustment, if any, for growth in our year-over-year recurring revenue run rate, see “Compensation Discussion and Analysis – 2012 Named Executive Officer Compensation – 2012 Compensation Committee / Board of Director Actions.”

Equity incentives, comprised of stock options, are intended to reward sustained achievement of long-term objectives through time-based vesting periods. Stock options to our executive officers have a ten-year life and, beginning in 2010, vest ratably over a period of four years beginning on the third anniversary of the date of grant, thereby providing a long-term incentive. Our allocations reflect our philosophy that a significant portion of our executive officers’ compensation should be performance-based and therefore at risk depending on Tyler’s performance. Through the use of stock options, a significant portion of potential compensation is tied directly to stock price appreciation, further aligning the interest of our executive officers with those of our stockholders. We have considered other forms of equity compensation, such as restricted stock, but believe that stock options are the best form of equity based compensation as stock options only reward executives if the value of the stock increases. Restricted stock can provide additional compensation even if the stock value is stagnant. All stock option awards are granted in semi-annual tranches (on or about June 15 and December 15). Stock option awards are made at the market price at the time of the award.

Our philosophy with regard to granting stock options is to:

•	strive to ensure that the overall number and value of stock option awards is reasonable;

•

focus stock option awards on a relatively small number of key employees determined to have a direct impact on our ability to achieve our long-term goals with the largest stock option grants awarded to our top performers and individuals with the greatest responsibilities and the potential to drive long-term share price appreciation; and

•

manage the overall net stock dilution (i.e., manage the total number of shares outstanding by balancing the dilutive effect of granting stock options with repurchases of our common stock, which reduce our shares outstanding).

Assessment of Risk. Our compensation program is designed not to incentivize excessive risk taking by allocating an appropriate balance between the three compensation elements. The base salary component of compensation is a fixed amount and is therefore not subject to or influenced by risk taking. Our annual cash incentive compensation is principally focused on short-term performance with consideration given to long-term stockholder value (earnings per share, as may be adjusted to the extent we exceed our recurring revenue run rate growth goal). Our long-term incentive compensation is based on long-term stock price growth through the grant of stock options. Our annual cash incentive compensation plans are graduated scale plans rather than based on “all or nothing” performance, which reduces the incentive for short-term excessive risk taking. Moreover, our stock option grants occur in fixed amounts on a semi-annual basis (on or about June 15 and December 15), which reduces or eliminates the ability of executive officers to time the grant of options around short-term, market events. Further, options granted to Named Executive Officers vest at 25% per year on the third through sixth anniversary of the date of grant, which further emphasizes the long-term nature of this compensation component and reduces the incentive for risk taking. Finally, the Board of Directors adopted the Executive Compensation Recovery Policy effective January 1, 2010, which provides that the independent directors can direct Tyler to recover all or a portion of any bonus or incentive compensation paid to an executive if, in the opinion of the independent directors, an executive engages in fraud or intentional misconduct that causes a material restatement of our financial statements. See “Compensation Discussion and Analysis – 2012 Named Executive Officer Compensation – 2012 Compensation Committee / Board of Director Actions.”

Consideration of Prior Year Say-on-Pay Vote Results. At the 2011 annual meeting, we provided our stockholders with the opportunity to vote, on an advisory basis, to approve our executive compensation. Although the vote was advisory and non-binding, the Compensation Committee considers the outcome of the advisory vote as part of the compensation program design process. Approximately 96% of the votes cast by our stockholders on the executive compensation proposal approved the compensation of our Named Executive Officers. The Compensation Committee believes that this overwhelming level of approval is an affirmation of our executive compensation practices.

Also at the 2011 annual meeting, a majority of the votes cast by our stockholders were voted, on an advisory basis, in favor of holding future stockholder voting on executive compensation every three years. Our Board of Directors decided to follow our stockholders’ recommendation; therefore, an advisory vote on executive compensation will not be submitted to our stockholders until the 2014 annual meeting.

Company Performance Review Process for Prior Fiscal Year. Each year, the Compensation Committee approves the size of incentive compensation for the prior fiscal year based on the achievement of defined incentive compensation plans that were approved by the Compensation Committee at the beginning of the year. Annual bonuses are reviewed by the Compensation Committee and paid shortly after the fiscal year’s financial results are approved by the Audit Committee.

While the payment of annual incentive compensation is based solely on the achievement of pre-defined and pre-approved metrics, the Compensation Committee, using its judgment, may exercise discretion in granting additional bonus amounts and stock option awards as it deems appropriate. These adjustments may be based on subjective factors such as the Compensation Committee’s assessment of external factors, including general economic and market conditions, unforeseen “one-time” events affecting financial performance or driving stockholder value, the executive’s assumption of additional responsibilities, the degree of difficulty of a particular assignment, and the executive’s experience, tenure, and future prospects with Tyler.

Setting Compensation for Current Fiscal Year. Each year, the Compensation Committee approves base salary, annual incentive compensation earnings per share plans and the amount of stock options to be granted to the Named Executive Officers as part of our semi-annual option grants. In so doing, the Committee reviews recommendations by the Chief Executive Officer and analyzes the Peer Group and Radford Survey, internal business plans, and general economic conditions. For more information on the establishment of 2011 Named Executive Officer compensation, see “Compensation Discussion and Analysis – 2011 Named Executive Officer Compensation.”

2011 Named Executive Officer Compensation

In February 2011, the Compensation Committee approved the total 2011 compensation packages for each of the Named Executive Officers, including the Chief Executive Officer. The total compensation packages included base salary, an annual cash incentive compensation plan, and proposed stock option grants. The Compensation Committee re-affirmed the appropriateness and amount of stock option grants prior to the June 15 and December 15 awards. In February 2012, the Compensation Committee conducted a Company performance review to determine the attainment of earnings per share targets (as may be adjusted to the extent we exceed our recurring revenue run rate growth goal), relating to the payment of cash incentive bonus under the incentive compensation plan for 2011.

Role of the Chief Executive Officer. In February 2011, our Chief Executive Officer, John S. Marr, Jr., at the request of the Chairman of the Compensation Committee, attended the Compensation Committee meeting. Mr. Marr was asked to provide senior management’s philosophy regarding executive compensation and short- and long-term objectives for the purpose of assisting the Compensation Committee in establishing 2011 total compensation for the Named Executive Officers. In addition, Mr. Marr was asked to present the results of the analysis of the Peer Group and Radford Survey as well as the financial outlook for 2011. Mr. Marr noted that the Named Executive Officers’ 2010 total compensation was below the median and mean as represented by the Peer Group. Mr. Marr made recommendations regarding 2011 base salary increases, annual bonus performance targets and related minimum and maximum bonus payout potentials, and long-term incentives (stock option awards) for each Named Executive Officer, including himself. Mr. Marr also recommended adjusting the earnings per share calculation, for incentive compensation purposes only, to the extent that growth in our year-over-year recurring revenue run rate exceeds our recurring revenue run rate growth target. Recurring revenues (e.g., software maintenance and subscription arrangements) build long-term financial stability and drive long-term stockholder value; however, due to software revenue recognition rules, growth in our recurring revenues may not necessarily be reflected in a given year’s annual earnings per share performance. Mr. Marr noted that given the long-term stockholder value of increasing our recurring revenues, an annual incentive plan should not create any bias towards traditional software license sales versus the sale of or conversion to subscription-based arrangements. Therefore, adjusting our earnings per share to the extent that growth in our year-over-year recurring revenue run rate exceeds our growth target in calculating incentive compensation better aligns management and stockholder short-term and long-term interests and provides a more meaningful measure than growth in earnings per share alone. The recurring revenue financial measure would also be added to incentive plans throughout the organization. Mr. Marr was excused from the meeting after his presentation and did not participate in the Compensation Committee’s discussion of executive compensation for 2011. The Compensation Committee has the authority to accept, reject, or modify the Chief Executive Officer’s recommendations.

Analysis of Compensation Elements. The principal elements of our executive compensation program in 2011 were (1) base salary, (2) annual cash bonus, and (3) stock options, each of which is described in more detail below:

Base Salary. Base salary represents the single, fixed component of the three principal elements of our executive compensation program and is intended to provide a baseline minimum amount of annual compensation for our executives. In February 2011, the Compensation Committee approved a 2% increase for each of the Named Executive Officer’s annual base salary as set forth below:

Name	Increase	2010 Salary	2011 Salary
John S. Marr, Jr.	2%	$420,000	$428,500
Dustin R. Womble	2%	$353,000	$360,000
Brian K. Miller	2%	$265,000	$270,500
H. Lynn Moore, Jr.	2%	$265,000	$270,500

The 2% increase in base salary was recommended to the Compensation Committee by the Chief Executive Officer. His recommendations were based on two things. First, he referenced nationwide market survey information from the Peer Group and Radford Survey. This information included comparisons to similar-sized companies that were public companies in the technology and life sciences industries with annual revenues between $200 million and $500 million. The survey indicated that the base salary for our Named Executive Officers was below the average base salary reflected in the Peer Group and Radford Survey, while the incentive target percentages were at or above the 50th percentile. Second, and most important, he believed that it was appropriate to treat executive management on a consistent basis with the overall employee base, which received an average 2% merit increase in 2011.

The Compensation Committee reviewed the nationwide market survey information in a summary report and considered current economic conditions and the Chief Executive Officer’s recommendations in independently determining the 2011 salary adjustments. As noted above, the Compensation Committee does not adhere to strict formulas or rely to any significant extent on market survey data to determine total compensation or the mix of compensation elements. Market survey data is not used as a benchmark per se, but rather is referred to by the Compensation Committee as a reasonableness check.

Annual Cash Bonus. A significant portion of each executive’s annual compensation is in the form of a cash bonus. We believe that some meaningful portion of the executive’s compensation should be contingent upon the successful achievement of our corporate objectives. Our 2011 annual cash bonuses for executives were based on the level of attainment of earnings per share objectives, as adjusted on an after-tax basis to the extent that our year-over-year annualized recurring revenue run rate exceeds our growth target, and did not include any individual performance goals. In February 2011, the Compensation Committee approved the 2011 Incentive Compensation Plan recommended by the Chief Executive Officer, which was based on the achievement of fully diluted earnings per share goals established in connection with our annual operating plan and consistent with our long-term growth strategy. The Board of Directors also reviews the annual operating plan. The 2011 Incentive Compensation Plan for the Named Executive Officers was similar to other corporate employees’ incentive compensation plans and tied to similar goals, the main difference being the size of the target incentive award in relation to base salary. We believe that the percentage of compensation that is based on our performance should increase with an employee’s level within Tyler up to and including executive management. Target incentives are determined based on experience, level of responsibility, and retention risk. The 2011 Incentive Compensation Plan provided the opportunity for the executive officers as well as our corporate employees to earn incentive compensation at the following levels:

•	160% of target based on achieving 123% of earnings per share goal

•	150% of target based on achieving 119% of earnings per share goal

•	140% of target based on achieving 115% of earnings per share goal

•	130% of target based on achieving 111% of earnings per share goal

•	120% of target based on achieving 108% of earnings per share goal

•	110% of target based on achieving 104% of earnings per share goal

•	100% of target based on achieving 100% of earnings per share goal

•	90% of target based on achieving 96% of earnings per share goal

•	80% of target based on achieving 92% of earnings per share goal

•	70% of target based on achieving 89% of earnings per share goal

•	60% of target based on achieving 85% of earnings per share goal

•	50% of target based on achieving 81% of earnings per share goal

•	40% of target based on achieving 77% of earnings per share goal

•	0% of target based on achieving less than 77% of earnings per share goal

In calculating earnings per share, the growth in our year-over-year recurring revenue run rate, to the extent it exceeds our target growth, will be converted, net of taxes, into earnings per share equivalents and added to the actual earnings per share results. As of December 31, 2010, our annualized recurring revenue run rate was $162,059,940 and our target increase for 2011 was $21,748,000 (our 2011 proxy statement mistakenly stated that our target increase was $15,000,000 for 2011). Therefore, to the extent our annualized recurring revenue run rate as of December 31, 2011 exceeds $183,807,940; such excess shall be calculated on an after-tax basis and used to adjust our earnings per share for the sole purpose of computing incentive compensation.

In order to earn 100% of the target bonus for 2011, we had to achieve the adjusted earnings per share goal of $0.79 to $0.819, which was slightly higher than our operating plan that formed the basis of our published earnings guidance, but was generally in a range consistent with our long-term growth strategy. In other words, we had to exceed our internal operating plan in order for participants to achieve 100% of the target incentive bonus. In order to achieve the threshold bonus of 40% of target, we had to achieve 77% of the adjusted earnings per share goal, a range of $0.61 to $0.639. The operating plan is developed from the “bottom-up” and considers a wide range of factors that impact our results, including the general economic environment, our market, competitive landscape, initiatives and investments, and various other risks and opportunities. As of the beginning of the plan year, achievement of the plan was generally considered to be challenging but reasonably possible when all such factors were considered.

The Compensation Committee approved target incentive awards for 2011 at 100% of base salary for Mr. Marr and Mr. Womble, and 75% of base salary for Mr. Miller and Mr. Moore. The difference is primarily based on the executives’ level of responsibility and retention risk. For 2011, we achieved earnings per share of $0.83. Our annualized recurring revenue run rate as of December 31, 2011 was $186,510,000 (excluding revenues from a 2011 acquisition), or $2,702,000 above our $21,748,000 target increase. Accordingly, for the sole purpose of computing incentive compensation, our adjusted earnings per share for 2011 was $0.88. Therefore, in February 2012, the Compensation Committee approved an annual cash bonus of 130% of the target incentive award, which was consistent with the 2011 Incentive Compensation Plan approved by the Compensation Committee in February 2011. The Compensation Committee did not grant any additional bonus compensation to any of the Named Executive Officers for 2011.

Stock Options. A third component to our Named Executive Officers’ 2011 compensation is stock options. As discussed above, stock options promote long-term performance and serve as a means of attracting, motivating, and retaining executive officers. Stock options also provide a vital link between the long-term results achieved for our stockholders and the rewards provided to executive officers and other key employees. Option holders only realize value on stock options if our stock price increases and only if they remain employed with us beyond the date their options vest. When our stock price does not grow, our executives realize little value from this component of their compensation. We believe this is appropriate because our stockholders also would not have benefited significantly from owning our stock.

In February 2011, our Chief Executive Officer recommended stock option grants for our Named Executive Officers. He recommended these grants be made in two equal tranches on June 15 and December 15, which was consistent with our semi-annual grant policy. The 2011 option grants vest at 25% on the third through sixth anniversary of the date of grant and have an exercise price equal to fair market value of our common stock on the grant date. The term and vesting period for stock option grants was consistent with stock option grants made to all our employees.

In February 2011, the Compensation Committee preliminarily approved the size of option grants to our Named Executive Officers. In so doing, the Compensation Committee considered many factors, including the fact that our Named Executive Officers’ total compensation is below the average as reflected in the Peer Group and Radford Survey, the recommendation of our Chief Executive Officer, our potential future financial performance, each Named Executive Officer’s experience and level of responsibility, and our retention risk for each Named Executive Officer. The Compensation Committee does not have a set formula by which it determines which of these factors is more or less important, and the specific factors used and their weighting may vary among individual executives. The Compensation Committee also periodically reviews ISS guidelines as to the appropriate level of stock option awards granted for companies of similar characteristics. Prior to June 15 and December 15, 2011, the Compensation Committee approved the actual grants of stock options to each Named Executive Officer as set forth below:

Name	June 15, 2011	December 15, 2011
John S. Marr, Jr.	36,000	36,000
Dustin R. Womble	30,000	30,000
Brian K. Miller	24,000	24,000
H. Lynn Moore, Jr.	24,000	24,000

Stock option awards are made annually to approximately 2–4% of all employees. The Named Executive Officers were awarded approximately 29% of the total annual recurring stock options granted to employees in 2011 as part of our annual recurring stock option grant program. In 2011, the percentage of total stock option awards for our annually recurring grants to Named Executive Officers was as follows:

Name	Percentage of total annually recurring stock option awards
John S. Marr, Jr.	9%
Dustin R. Womble	8%
Brian K. Miller	6%
H. Lynn Moore, Jr.	6%

Compensation Mix. The mix of the three key elements of 2011 Named Executive Officer compensation is designed with the objective of putting a substantial portion of executive pay at risk. While salaries are intended to be assured, the other two elements only have value if earnings per share goals are met and if the value of our common stock increases. We believe that having a larger measure of key pay elements at risk motivates and challenges our Named Executive Officers to achieve positive returns for our stockholders. For 2011, the proportion of pay at risk for our Named Executive Officers was as follows:

		Compensation at risk
Name	Base Salary	Bonus	Stock Options
John S. Marr, Jr.	25%	33%	42%
Dustin R. Womble	25%	33%	42%
Brian K. Miller	27%	26%	47%
H. Lynn Moore, Jr.	27%	26%	47%

The table above depicts the relative mix of pay elements for 2011, made up of base salary earned, annual bonus cash incentive earned in 2011 (paid in 2012), and the aggregate grant date fair value of stock option grants made to the executive officers. See “Executive Compensation – Summary Compensation Table” for more detail.

Additional Considerations. In addition to the general philosophies and specific considerations discussed above, the Compensation Committee discussed in detail the following in determining total compensation for the Named Executive Officers:

•	our 2011 anticipated and actual financial performance;

•	terms of employment agreements; and

•	each Named Executive Officer’s annual incentive compensation plan that had been previously approved.

With respect to our Chief Executive Officer’s 2011 total compensation package, the Compensation Committee also considered the following:

•	management’s goal of year-over-year improved earnings per share growth;

•	management’s focus on strengthening our balance sheet;

•	management’s strategic mission to increase profitability through sustained internal growth, including growth in recurring revenues;

•	management’s directive to develop and deploy premier technology through continued investment;

•	Mr. Marr’s contribution to the achievement of each of these strategic initiatives; and

•	reference to levels of compensation of other chief executive officers of similar sized, publicly held companies and in similar industries.

After considering all of the factors outlined in this Compensation Discussion and Analysis, the Compensation Committee considered the overall compensation paid to our Named Executive Officers for 2011 to be appropriate and reasonable.

2012 Named Executive Officer Compensation

In February 2012, the Compensation Committee met and approved the total compensation packages for each of the Named Executive Officers for 2012, including our Chief Executive Officer. The 2012 total compensation packages will include the same components as 2011 with the adjustments as set forth below.

Role of the Chief Executive Officer. In February 2012, our Chief Executive Officer, at the request of the Chairman of the Compensation Committee, attended the Compensation Committee meeting. Mr. Marr was asked to provide senior management’s philosophy regarding executive compensation and short- and long-term objectives for the purpose of assisting the Compensation Committee in establishing 2012 total compensation for the Named Executive Officers. In addition, Mr. Marr was asked to present the results of the analysis of the Peer Group and Radford Survey as well as the financial outlook for 2012. Mr. Marr noted that the Named Executive Officers’ 2011 total compensation was below the median and mean as represented by the Peer Group. Mr. Marr made recommendations regarding 2012 base salary increases, annual bonus performance targets and related minimum and maximum bonus payout potentials, and long-term incentives (stock option awards) for each Named Executive Officer, including himself. Mr. Marr also recommended again adjusting the earnings per share calculation to the extent that growth in our year-over-year recurring revenue run rate exceeds our recurring revenue run rate growth target for incentive compensation purposes only. Recurring revenues (e.g., software maintenance and subscription arrangements) build long-term financial stability and drive long-term stockholder value; however, due to software revenue recognition rules, growth in our recurring revenues may not necessarily be reflected in a given year’s annual earnings per share performance. Mr. Marr noted that given the long-term stockholder value of increasing our recurring revenues, an annual incentive plan should not create any bias towards traditional software license sales versus the sale of or conversion to subscription-based arrangements. Therefore, adjusting our earnings per share to the extent that growth in our year-over-year recurring revenue run rate exceeds our growth target in calculating incentive compensation better aligns management and stockholder short-term and long-term interests and provides a more meaningful measure than growth in earnings per share alone. The recurring revenue financial measure will also be added to incentive plans throughout the organization. Mr. Marr was excused from the meeting after his presentation and did not participate in the Compensation Committee’s discussion of executive compensation for 2012. The Compensation Committee has the authority to accept, reject, or modify the Chief Executive Officer’s recommendations.

2012 Compensation Committee / Board of Director Actions. In February 2012, the Compensation Committee approved the following 2012 total compensation for the Named Executive Officers and other measures:

Base Salary. For 2012, the Compensation Committee approved a 4% increase for each of the Named Executive Officer’s annual base salary.

Annual Cash Bonus. For 2012, the Compensation Committee elected to leave target bonus awards unchanged at 100% of base salary for Mr. Marr and Mr. Womble, and 75% of base salary for Mr. Miller and Mr. Moore. The Compensation Committee further approved the 2012 Incentive Compensation Plan for the Named Executive Officers as well as all employees at graduated scale levels similar to the 2011 Incentive Compensation Plan. To earn 100% of the target bonus under the 2012 Incentive Compensation Plan, the Company must achieve the earnings per share goal of $0.98 to $0.999, as adjusted on an after-tax basis to the extent that our year-over-year annualized recurring revenue run rate exceeds our growth target. As of December 31, 2011, our annualized recurring revenue run rate (including revenues from a 2011 acquisition) was $195,708,000 and our target increase for 2012 is $21,868,000. Therefore, to the extent that our annualized recurring revenue run rate as of December 31, 2012 exceeds $217,576,000, then such excess shall be calculated on an after-tax basis and used to adjust our earnings per share for the sole purpose of computing incentive compensation. The target bonus is based on our operating plan and was reviewed by our Board of Directors. In order to achieve the threshold bonus of 30% of target, the Company must achieve 71% of the as-adjusted earnings per share goal, or a range of $0.70 to $0.719.

Stock Options. For 2012, the Compensation Committee preliminarily approved stock option grants to the Named Executive Officers in an amount consistent with the 2011 stock option grants, which will be issued on or about June 15 and December 15, 2012, subject to final approval by the Compensation Committee. Options granted to the Named Executive Officers in 2012 shall vest at 25% per year on the third through the sixth anniversary of the date of grant. The Compensation Committee believes that the delayed and extended vesting schedule emphasizes the long-term nature of this compensation component, thereby further aligning the interests of the Named Executive Officers with those of the stockholders.

Executive Compensation Recovery Policy

Accountability is a fundamental value to Tyler Technologies. To reinforce this value through our executive compensation program, the Board of Directors adopted an Executive Compensation Recovery Policy in February 2010. The policy applies to our Named Executive Officers, division presidents, senior financial management, and division controllers and is included in the executive compensation plans for each such individual. Under this policy, if, in the opinion of the independent directors of the Board, an executive engages in fraud or intentional misconduct that causes a material restatement of our financial statements, then the independent directors shall have the discretion to use their best efforts to remedy the misconduct and prevent its recurrence. Based upon the facts and circumstances surrounding the restatement, the independent directors may direct us to recover all or a portion of any bonus or incentive compensation paid, adjust the future compensation of the executive, and dismiss, or take legal action against, the executive, in each case as the independent directors determine is in our best interests. The remedies that may be sought by the independent directors are subject to a number of conditions, including, that: (1) the bonus or incentive compensation to be recouped was calculated based upon the financial results that were restated; (2) the executive in question engaged in fraud or intentional misconduct; and (3) the bonus or incentive compensation calculated under the restated financial results is less than the amount actually paid or awarded.

Other Compensation Topics

Benefits. Our Named Executive Officers are eligible for the same benefits made available to other full-time employees generally, including our 401(k) Savings Plan, ESPP, health and dental care plans, life insurance plans, disability plans, and other welfare benefit programs.

Severance and Change in Control Agreements. Our Named Executive Officers have employment contracts that provide for a severance payment equal to each executive’s base salary and target bonus and a non-compete payment equal to his base salary and target bonus upon the executive’s termination of employment without cause, or upon the executives’ termination of employment upon a change in control. In addition, upon a change in control all unvested options previously granted to each Named Executive Officer would immediately become vested and exercisable. For more information, see “Compensation Discussion and Analysis – Employment Contracts.”

Tax Consequences of Certain Forms of Compensation. The following is a summary of principal federal income tax consequences of certain transactions under our compensation plan. It does not describe all federal tax consequences of our compensation plan, nor does it describe state and local tax consequences.

Incentive Options. No taxable income is generally realized by the optionee upon the grant or exercise of an incentive option. If shares issued to an optionee pursuant to the exercise of an incentive option are sold or transferred after two years from the date of grant and after one year from the date of exercise, then upon sale of such shares, any amount realized in excess of the incentive option price will be taxed to the optionee as a long-term capital gain, any loss sustained will be a long-term capital loss, and we will not be entitled to any deduction for federal income tax purposes. The exercise of an incentive option will give rise to an item of tax preference that may result in alternative minimum tax liability for the optionee.

If shares acquired upon the exercise of an incentive option are disposed of prior to the expiration of the two-year and one-year holding periods described above, generally the optionee will realize ordinary income in the year of disposition in an amount equal to the excess, if any, of the fair market value of the shares at exercise over the option price and we will be entitled to deduct such amount. Special rules will apply where all or a portion of the exercise price of the stock option is paid by tendering shares.

Non-Qualified Options. We also grant to executives non-qualified stock options that do not qualify for the tax treatment described above. No income is realized by the optionee at the time the option is granted. Generally, at exercise, ordinary income is realized by the optionee in an amount equal to the difference between the option price and the fair market value of the shares on the date of exercise, and we receive a tax deduction for the same amount. At disposition, appreciation or depreciation after the date of exercise is treated as either short-term or long-term capital gain or loss depending on how long the shares have been held. Special rules apply where all or a portion of the exercise price of the non-qualified option is paid by tendering shares. Upon exercise, the optionee will also be subject to Social Security taxes on the excess of the fair market value over the exercise price of the option.

Employment Contracts

In February 2008, we entered into five-year employment agreements with John S. Marr, Jr., Dustin R. Womble, Brian K. Miller, and H. Lynn Moore, Jr. Under the terms of the agreements, Messrs. Marr, Womble, Miller and Moore will receive minimum base salaries of $395,000, $333,000, $250,000, and $250,000, respectively. They also participate in performance bonus or incentive compensation plans made available to our comparable-level employees and receive all employee benefits and perquisites normally offered to our executive employees. Each agreement provides for a severance payment equal to each executive’s base salary and target bonus and a non-compete payment equal to his base salary and target bonus upon the executive’s termination of employment without cause, or upon the executives’ termination of employment upon a change in control. A change in control is defined as our merger or consolidation into an unaffiliated entity, our dissolution or liquidation, the sale of all or substantially all of our assets, the acquisition by any person, entity or group of more than 50% of our voting stock, or a change in the majority of our Board of Directors that was not approved by the then existing directors. In addition to the severance payment and the non-compete payment, each agreement also provides that we will continue to provide medical benefits for twelve months after the date of termination. In the event of a change in control, all unvested options previously granted to Messrs. Marr, Womble, Miller, and Moore would immediately become vested and exercisable.

In addition, the employment agreements provided that Messrs. Marr, Womble, Miller, and Moore be granted options to purchase respectively 400,000, 250,000, 150,000, and 150,000 shares of Tyler’s common stock. The options were granted at an exercise price equal to the closing market price of Tyler’s common stock as reported by the New York Stock Exchange as of the effective date of the grant (May 15, 2008). The options vest in equal installments on the first, second, third, fourth, and fifth anniversary of the date of grant and are subject to terms and conditions of the 2000 Stock Option Plan and our standard option agreement under that plan.

We developed a standard severance package for our Named Executive Officers because we believe it is necessary to attract and retain qualified executive officers and to minimize the distraction caused by a potential transaction and reduce the risk that an executive officer departs Tyler before an acquisition is consummated. We believe that a pre-existing plan allows our executive officers to focus on continuing normal business operations and on the success of a potential business combination, rather than on seeking alternative employment. We further believe that our employment agreements ensure stability and will enable our executive officers to maintain a balanced perspective in making overall business decisions during a potentially uncertain period. The Compensation Committee applied its best judgment in developing the severance package after considering each executive’s overall compensation package, the rapidly changing environment for technology-based companies, the average time required to obtain employment for equivalent job duties, and the amount of payment made to executives in the event of termination without cause or upon a change in control.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors, and the Board of Directors has approved, that the Compensation Discussion and Analysis be included in this proxy statement.

This report is submitted by the Compensation Committee.

Michael D. Richards, Chairman

J. Luther King, Jr.

G. Stuart Reeves

Compensation Committee Interlocks and Insider Participation

In 2011, the Compensation Committee consisted of Michael D. Richards (Chairman), J. Luther King, Jr., and G. Stuart Reeves. No member of the Compensation Committee was an officer or employee of Tyler. None of our executive officers served on the compensation committee or equivalent of any other entity.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth certain information regarding the compensation paid to our Named Executive Officers for all of the services they rendered to us during 2011, 2010, and 2009:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
John S. Marr, Jr.	2011	$428,500			$722,139	$557,050		$14,901	(3)	$1,722,590
Chief Executive Officer	2010	$420,000			$557,201	$210,000		$16,101	(3)	$1,203,302
and President	2009	$407,000			$457,551	$447,700		$9,901	(3)	$1,322,152

Dustin R. Womble	2011	$360,000			$601,782	$468,000		$18,371	(4)	$1,448,153
Executive Vice President	2010	$353,000			$464,334	$176,500		$12,534	(4)	$1,006,368
	2009	$343,000			$381,293	$377,300		$16,471	(4)	$1,118,064

Brian K. Miller	2011	$270,500			$481,425	$263,738		$9,750		$1,025,413
Executive Vice President,	2010	$265,000			$371,468	$99,375		$9,726		$745,569
Chief Financial	2009	$257,500			$305,034	$212,438		$2,776		$777,748
Officer and Treasurer

H. Lynn Moore, Jr.	2011	$270,500			$481,425	$263,738		$8,500		$1,024,163
Executive Vice President,	2010	$265,000			$371,468	$99,375		$7,350		$743,193
General Counsel and Secretary	2009	$257,500			$305,034	$212,438		$3,856		$778,828

(1)	Represents aggregate grant date fair value of awards granted and calculated in accordance with Accounting Standards Codification Topic 718, Stock Compensation. Such grants provide our executive officers the opportunity to purchase shares of Tyler common stock at some future date at the fair market value of the stock on the date of grant. For additional information on the valuation assumptions, refer to note 10 of the Tyler Technologies’ financial statements in the Form 10-K for the year ended December 31, 2011, as filed with the SEC. This fair value does not represent cash received by the executive in 2011, but potential earnings contingent on Tyler’s future performance. Stock option grants are designed to provide long-term (up to ten years) incentives and rewards linked directly to the price of our common stock. Stock options add value to the recipient only when stockholders benefit from stock price appreciation and, as such, further align management’s interest with those of our stockholders.
(2)	These amounts consist of amounts earned under Tyler’s bonus plan for each respective year and paid in the following year.
(3)	All other compensation includes amounts contributed or accrued by Tyler under our 401(k) Savings Plan, personal use of a company automobile by Mr. Marr, and tickets to sporting events.
(4)	All other compensation includes amounts contributed or accrued by Tyler under our 401(k) Savings Plan, a charitable donation made on behalf of Mr. Womble, disability insurance premiums paid on behalf of Mr. Womble and tickets to sporting events.

Grants of Plan-Based Awards in 2011

The following table sets forth certain information relating to grants of plan-based awards to the Named Executive Officers during 2011:

	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)		All Other Option Awards: Number of Securities Underlying Options (#) (2)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (3)
Name		Target ($)	Maximum ($)
John S. Marr, Jr.	2/23/2011	$428,500	$685,600
	6/15/2011	$—	$—	36,000	$24.08	$330,437
	12/15/2011	$—	$—	36,000	$29.72	$391,702

Dustin R. Womble	2/23/2011	$360,000	$576,000
	6/15/2011	$—	$—	30,000	$24.08	$275,364
	12/15/2011	$—	$—	30,000	$29.72	$326,418
Brian K. Miller	2/23/2011	$202,875	$324,600
	6/15/2011	$—	$—	24,000	$24.08	$220,291
	12/15/2011	$—	$—	24,000	$29.72	$261,134

H. Lynn Moore, Jr.	2/23/2011	$202,875	$324,600
	6/15/2011	$—	$—	24,000	$24.08	$220,291
	12/15/2011	$—	$—	24,000	$29.72	$261,134

(1)	The target and maximum plan award amounts reported in these columns are derived from our 2011 Bonus Plan. The actual payout amounts for 2011 are set forth in the Non-Equity Incentive Plan Compensation column of our Summary Compensation Table.
(2)	The options awarded on June 15, 2011 and December 15, 2011 were granted as part of Tyler’s broad-based annual stock option grant. The options vest and become exercisable 25% per year on the third through the sixth anniversary of the date of grant and have a contractual term of ten years. The option terms are the same for substantially all the options granted to employees on June 15, 2011 and December 15, 2011; certain key employees who are closer to retirement age may, in the discretion of our chief executive officer, receive shorter vesting periods.
(3)	The aggregate grant date fair value is determined in accordance with Accounting Standards Codification Topic 718, Stock Compensation, and does not represent cash received by the Named Executive Officers in 2011. The grant date fair value represents potential earnings contingent on Tyler’s future performance. Stock option grants are designed to provide long-term (up to ten years) incentives and rewards linked directly to the price of our common stock. Stock options add value to the recipient only when stockholders benefit from stock price appreciation and, as such, further align management’s interest with those of our stockholders.

Outstanding Equity Awards at Year-End

The following table shows outstanding equity awards for each of the Named Executive Officers at December 31, 2011:

	Option Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)(1)	Option Exercise Price ($)	Option Expiration Date
Name	Exercisable	Unexercisable
John S. Marr, Jr.	200,000	—	$4.58	7/1/2013
	100,000	—	$7.52	7/26/2015
	24,000	6,000	$13.29	3/2/2017
	24,000	6,000	$12.26	6/15/2017
	24,000	6,000	$14.93	12/14/2017
	240,000	160,000	$15.00	5/15/2018
	18,000	12,000	$14.98	6/13/2018
	18,000	12,000	$12.14	12/15/2018
	12,000	18,000	$16.33	6/15/2019
	12,000	18,000	$19.20	12/15/2019
	—	36,000	$16.61	6/15/2020
	—	36,000	$21.11	12/15/2020
	—	36,000	$24.08	6/15/2021
	—	36,000	$29.72	12/15/2021

Dustin R. Womble	22,014	—	$3.60	3/4/2013
	86,614	—	$4.58	7/1/2013
	100,000	—	$7.52	7/26/2015
	100,000	—	$11.02	7/26/2016
	20,000	5,000	$13.29	3/2/2017
	20,000	5,000	$12.26	6/15/2017
	20,000	5,000	$14.93	12/14/2017
	150,000	100,000	$15.00	5/15/2018
	15,000	10,000	$14.98	6/13/2018
	15,000	10,000	$12.14	12/15/2018
	10,000	15,000	$16.33	6/15/2019
	10,000	15,000	$19.20	12/15/2019
	—	30,000	$16.61	6/15/2020
	—	30,000	$21.11	12/15/2020
	—	30,000	$24.08	6/15/2021
	—	30,000	$29.72	12/15/2021

Brian K. Miller	36,485	—	$7.52	7/26/2015
	12,000	3,000	$13.29	3/2/2017
	12,000	3,000	$12.26	6/15/2017
	12,000	3,000	$14.93	12/14/2017
	90,000	60,000	$15.00	5/15/2018
	12,000	8,000	$14.98	6/13/2018
	12,000	8,000	$12.14	12/15/2018
	8,000	12,000	$16.33	6/15/2019
	8,000	12,000	$19.20	12/15/2019
	—	24,000	$16.61	6/15/2020
	—	24,000	$21.11	12/15/2020
	—	24,000	$24.08	6/15/2021
	—	24,000	$29.72	12/15/2021

H. Lynn Moore, Jr.	80,000	—	$7.52	7/26/2015
	12,000	3,000	$13.29	3/2/2017
	12,000	3,000	$12.26	6/15/2017
	12,000	3,000	$14.93	12/14/2017
	90,000	60,000	$15.00	5/15/2018
	12,000	8,000	$14.98	6/13/2018
	12,000	8,000	$12.14	12/15/2018
	8,000	12,000	$16.33	6/15/2019
	8,000	12,000	$19.20	12/15/2019
	—	24,000	$16.61	6/15/2020
	—	24,000	$21.11	12/15/2020
	—	24,000	$24.08	6/15/2021
	—	24,000	$29.72	12/15/2021

(1)	Stock options expire on the tenth anniversary of the date of grant. Stock options granted prior to 2010 vest and become exercisable in equal installments on the first, second, third, fourth, and fifth anniversaries of the date of grant. Stock options granted in 2010 and 2011 vest and become exercisable in equal installments on the third, fourth, fifth, and sixth anniversaries of the date of grant.

Option Exercises and Stock Vested

The following table shows stock option exercises during 2011 by each of the Named Executive Officers:

	Option Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise
Name	(#)	($)
John S. Marr, Jr.	—	$—
Dustin R. Womble	35,000	$851,630
Brian K. Miller	17,703	$413,657
H. Lynn Moore, Jr.	—	$—

Potential Payments under Employment Contracts

The Named Executive Officers would have been eligible to receive the payments set forth in the table below had their employment been terminated on December 31, 2011, including if a change in control had occurred during 2011.

	Termination Without Cause		Upon a Change in Control
Name	Lump Sum Severance and Non-Compete Payment	Continuation of Health Care Benefit	Lump Sum Severance and Non-Compete Payment	Continuation of Health Care Benefit	Accelerated Vesting of Stock Options
John S. Marr, Jr.	$1,714,000	$12,084	$1,714,000	$12,084	$2,297,542
Dustin R. Womble	$1,440,000	$12,181	$1,440,000	$12,181	$1,734,887
Brian K. Miller	$946,750	$12,181	$946,750	$12,181	$1,260,168
H. Lynn Moore, Jr.	$946,750	$12,181	$946,750	$12,181	$1,260,168

Director Compensation

The following table sets forth a summary of the compensation paid to our non-employee directors in 2011:

	00000000	00000000		00000000
Name	Fees Earned or Paid in Cash ($) (1)	Option Awards ($) (2)		Total ($)
Donald R. Brattain	$46,000	$43,488	(3)	$89,488
J. Luther King, Jr.	$33,500	$43,488	(4)	$76,988
G. Stuart Reeves	$38,250	$43,488	(5)	$81,738
Michael D. Richards	$27,000	$43,488	(6)	$70,488

(1)	Non-employee directors receive the following compensation:

•	An annual retainer of $25,000 for the chairman of the Audit Committee and $15,000 for the other non-employee directors.

•	A fee of $2,500 for each Board meeting attended in person and $1,250 for each Board meeting attended via telephone.

•	A fee of $2,500 for each Audit Committee meeting attended in person and $1,250 for each Audit Committee meeting attended via telephone.

•	A fee of $1,000 for each Compensation Committee meeting attended in person and $500 for each Compensation Committee meeting attended via telephone.

•	A fee of $1,000 for each Nominating and Governance Committee meeting attended in person and $500 for each Nominating and Governance Committee meeting attended via telephone.

•	Reimbursement for reasonable out-of-pocket expenses incurred in connection with travel to and from, and attendance at, meetings of the Board of Directors or its committees and related activities.

(2)	Represents aggregate grant date fair value of awards granted in 2011 and calculated in accordance with Accounting Standards Codification Topic 718, Stock Compensation. Such grants provide our directors the opportunity to purchase shares of Tyler common stock at some future date at the fair market value of the stock on the date of grant. In May 2011, our directors were each granted options to purchase 5,000 shares of Tyler common stock at $24.70 per share. The fair value for the options granted to our non-employee directors was actuarially determined to be $8.70 per option share. This value does not represent cash received by our directors in 2011, but potential earnings contingent on Tyler’s future performance. Stock option grants are designed to provide long-term (up to ten years) incentives and rewards linked directly to the price of our common stock. Stock options add value to the recipient only when stockholders benefit from stock price appreciation and, as such, further align our director’s interest with those of our stockholders.
(3)	Total aggregate shares underlying outstanding stock options as of December 31, 2011 were 25,000.
(4)	Total aggregate shares underlying outstanding stock options as of December 31, 2011 were 55,000.
(5)	Total aggregate shares underlying outstanding stock options as of December 31, 2011 were 45,000.
(6)	Total aggregate shares underlying outstanding stock options as of December 31, 2011 were 45,000.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee assists the Board of Directors in fulfilling its responsibilities for general oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements, the independent auditors’ qualifications and independence, the performance of our independent auditors, the effectiveness of our disclosure controls and of our internal control over financial reporting, and risk assessment and risk management. The Audit Committee manages the relationship with our independent auditors (who report directly to the Audit Committee). The Audit Committee has the authority to obtain advice and assistance from outside legal, accounting, or other advisors as the Audit Committee deems necessary to carry out its duties and to receive appropriate funding, as determined by the Audit Committee, from us for such advice and assistance.

Management has the primary responsibility for our reporting process, including our systems of internal controls, and for preparing our financial statements. In fulfilling its oversight responsibilities, the Audit Committee reviewed with management the audited financial statements contained in the Annual Report, including a detailed discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of the significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee meets with the independent auditors, with and without management present, to discuss the overall scope and plans for the audits and the results of their examinations. The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States, their judgments as to the quality, not just the acceptability, of the accounting principles and such other matters as are required to be discussed under Statement of Auditing Standards No. 61, Communications with Audit Committees (SAS 61), as amended and as adopted by the Public Company Accounting Oversight Board (PCAOB) in Rule 3200T. The Audit Committee also reviewed management’s report on internal control over financial reporting and the independent registered public accounting firm’s related opinions. In addition, the Audit Committee received from the independent auditors written disclosures regarding the auditors’ independence required by PCAOB Ethics and Independence Rule 3526, Communications with Audit Committees Concerning Independence, and has discussed with the independent auditors, the independent auditors’ independence. The Audit Committee met four times during 2011.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board approved) that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2011 for filing with the SEC.

This report is submitted by the Audit Committee.

Donald R. Brattain, Chairman

J. Luther King, Jr.

G. Stuart Reeves

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our directors and executive officers seek approval from the Board of Directors prior to entering into a business arrangement that may be deemed a conflict of interest as described in our Code of Business Conduct and Ethics. Examples of transactions that may be considered a conflict of interest include:

•	to receive or give more than a token value to anyone that has a business relationship with us;

•	to lend to or borrow from individuals or concerns that do business with or compete with us, except banks and other financial institutions;

•	to serve as an officer, director, employee, or consultant or receive income from any enterprise doing business with or competing with us;

•

to own an interest in or engage in the management of an organization providing services or products to us, or to which we sell or compete, except when such interest (a) comprises publicly traded securities listed on a national securities exchange or the OTC margin list and (b) is not in excess of 5% of the securities of such company; and

•	to knowingly cause, either directly or indirectly, us to enter into a business transaction with a close relative of the director or executive officer or a business enterprise of such relative.

In addition, we review, on an annual basis, our financial records to ensure all related party transactions are identified, quantified, and adequately disclosed. Also, each director and executive officer must disclose in writing any known related party transactions associated with completion of the annual director and officer questionnaire.

In 2011, we made lease payments of $1.8 million for certain office space in Falmouth, Maine, to an entity in which Mr. Marr’s father and brother have a 100% ownership interest. The lease is at current prevailing fair market rates for the area. John S. Marr, Jr. does not have an interest in the entity that leases property to us and the lease arrangement existed at the time we acquired the division that occupies this property. We employ Dane L. Womble, a brother of Dustin R. Womble. Dane L. Womble received $269,381 in salary and bonus compensation in 2011 in exchange for services rendered.

MULTIPLE STOCKHOLDERS SHARING THE SAME ADDRESS

If you and other residents at your mailing address own shares of common stock in street name, your broker or bank may have sent you a notice that your household will receive only one Annual Report and proxy statement. This practice is known as “householding,” designed to reduce our printing and postage costs. However, if any stockholder residing at such an address wishes to receive a separate Annual Report or proxy statement, he or she may telephone the Investor Relations Department at 972-713-3714 or write to it at Tyler Technologies, Inc., 5949 Sherry Lane, Suite 1400, Dallas, Texas 75225, and a separate copy will be delivered to you promptly.

STOCKHOLDER PROPOSALS

Any proposal that a stockholder desires to present at the 2013 annual meeting must be received by us at our corporate headquarters no later than December 2, 2012.

By Order of the Board of Directors,

/s/ H. Lynn Moore, Jr. H. Lynn Moore, Jr. Executive Vice President, General Counsel, and Secretary

Dallas, Texas

April 10, 2012

APPENDIX A

TYLER TECHNOLOGIES, INC.

2004 EMPLOYEE STOCK PURCHASE PLAN

(AMENDED AND RESTATED EFFECTIVE JUNE 1, 2012)

1.	ESTABLISHMENT, PURPOSE AND TERM OF PLAN.

1.1 Establishment. The Tyler Technologies, Inc. 2004 Employee Stock Purchase Plan (the “Original Plan”) was established effective as of July 1, 2004 (the “Effective Date”). The Original Plan is hereby amended and restated effective as of June 1, 2012 (as so amended and restated, the “Plan”).

1.2 Purpose. The purpose of the Plan is to align the interests of the Company with its stockholders by providing an incentive to attract, retain and reward Eligible Employees of the Participating Company Group and by motivating such persons to contribute to the growth and profitability of the Participating Company Group. The Plan is intended to provide such Eligible Employees with an opportunity to acquire a proprietary interest in the Company through the purchase of Stock pursuant to grants under a series of Purchase Rights. The Company intends that the Plan qualify as an “employee stock purchase plan” under Section 423 of the Code (including any amendments or replacements of such section), and the Plan shall be so construed. The Purchase Rights granted under an Offering are subject to the approval of the Plan by the stockholders of the Company as required for the Plan to obtain treatment as an employee stock purchase plan under Section 423 of the Code.

1.3 Term of Plan. The Plan shall continue in effect until the earlier of (a) its termination by the Board or (b) the date on which all of the shares of Stock available for issuance under the Plan have been issued.

2.	DEFINITIONS AND CONSTRUCTION.

2.1 Definitions. Any term not expressly defined in the Plan but defined for purposes of Section 423 of the Code shall have the same definition herein. Whenever used herein, the following terms shall have their respective meanings set forth below.

(a) “Board” means the Board of Directors of the Company.

(b) “Code” means the Internal Revenue Code of 1986, as amended, and any applicable regulations promulgated thereunder.

(c) “Committee” means a committee of the Board duly appointed to administer the Plan and having such powers as shall be specified by the Board. Unless the powers of the Committee have been specifically limited, the Committee shall have all of the powers of the Board granted herein, except the power to amend or terminate the Plan. If the Board does not appoint a Committee, or if a Committee otherwise fails to exist at any time during the term hereof, the Board shall perform the functions of the Committee.

(d) “Company” means Tyler Technologies, Inc., a Delaware corporation, or any successor corporation thereto.

(e) “Compensation” means, with respect to any Offering Period, regular base wages or salary and overtime paid during such Offering Period before deduction for any contributions to any plan maintained by a Participating Company and described in Section 401(k) or Section 125 of the Code.

(f) “Eligible Employee” means an Employee who meets the requirements set forth in Section 5 for eligibility to participate in the Plan.

(g) “Employee” means a person treated as an employee of a Participating Company for purposes of Section 423 of the Code. A Participant shall be deemed to have ceased to be an Employee either upon an actual termination of employment or upon the corporation employing the Participant ceasing to be a Participating Company. For purposes of the Plan, an individual shall not be deemed to have ceased to be an Employee while such individual is on any military leave, sick leave, or other bona fide leave of absence approved by the Company if the period of such leave does not exceed three (3) months. In the event an individual’s leave of absence exceeds three (3) months, the individual shall be deemed to have ceased to be an Employee on the first day following such three-month period unless the individual’s right to reemployment with the Participating Company Group is guaranteed either by statute or by contract. The Company shall determine in good faith and in the exercise of its discretion whether an individual has become or has ceased to be an Employee and the effective date of such individual’s employment or termination of employment, as the case may be. For purposes of an individual’s participation in or other rights, if any, under the Plan as of the time of the Company’s determination, all such determinations by the Company shall be final, binding and conclusive, notwithstanding that the Company or any governmental agency subsequently makes a contrary determination.

(h) “Fair Market Value” means, as of any date, the closing price of a share of Stock on the New York Stock Exchange or such other principal national securities exchange on which the Stock is then listed or admitted to trading, if the stock is then listed or admitted to trading on any national securities exchange. The closing price shall be the last reported sale price, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, as reported by said exchange. If the Stock is not then so listed on a national securities exchange, the Fair Market Value shall be deemed to be the closing price of a share of Stock (or the mean of the closing bid and asked price if the Stock is so quoted instead) as listed or quoted on such other securities exchange or market system or constituting the primary market for the Stock as reported in The Wall Street Journal or such other source as the Company deems reliable. If the relevant date does not fall on a day on which the Stock has traded on such securities exchange or market system, the date on which the Fair Market Value shall be established shall be the last day on which the Stock was so traded to the relevant date, or such other appropriate day as shall be determined by the Board, in its sole discretion. If there is no public market for the Stock, the Fair Market Value on any relevant date shall be as determined by the Board.

(i) “Offering” means an Offering of Stock as provided in Section 6.

(j) “Offering Date” means, for any Offering, the first day of the Offering Period with respect to such Offering.

(k) “Offering Period” means a period established in accordance with Section 6.1.

(l) “Parent Corporation” means any present or future “parent corporation” of the Company as defined in Section 424(e) of the Code.

(m) “Participant” means an Eligible Employee who has become a participant in an Offering Period in accordance with Section 7 and remains a participant in accordance with the Plan.

(n) “Participating Company” means the Company and each Parent Corporation or Subsidiary Corporation unless any such entity is designated by the Board as not eligible to participate in the Plan. The Board shall have the sole and absolute discretion to determine from time to time which Parent Corporations or Subsidiary Corporations, if any, shall not be eligible to become Participating Companies.

(o) “Participating Company Group” means, at any point in time, the Company and all other corporations collectively which are then Participating Companies.

(p) “Purchase Date” means for any Offering Period (or Purchase Period, if so determined by the Board in accordance with Section 6.2) the last day of such period.

(q) “Purchase Period” means a period, if any, established in accordance with Section 6.2.

(r) “Purchase Price” means the price at which a share of Stock may be purchased under the Plan, as determined in accordance with Section 9.

(s) “Purchase Right” means an option granted to a Participant pursuant to the Plan to purchase such shares of Stock as provided in Section 8, which the Participant may or may not exercise during the Offering Period in which such option is outstanding. Such option arises from the right of a Participant to withdraw any accumulated payroll deductions of the Participant not previously applied to the purchase of Stock under the Plan and to terminate participation in the Plan at any time during an Offering Period.

(t) “Stock” means the Common Stock, $0.01 par value per share, of the Company, as adjusted from time to time in accordance with Section 4.2.

(u) “Subscription Agreement” means an agreement in such form and provided in such manner as specified by the Company from time to time, including through an electronic or other enrollment procedure prescribed by the Company, stating an Employee’s election to participate in the Plan, authorizing payroll deductions under the Plan from the Employee’s Compensation and requiring the Participant to notify the Company of the details of a “Disqualifying Disposition” as described in Section 19 of any shares of Stock. The terms of a Subscription Agreement shall be in writing or in electronic form, provided such form is adequate to establish the terms described above applicable to an Offering.

(v) “Subscription Date” means the last business day prior to the Offering Date of an Offering Period or such earlier date as the Company shall establish.

(w) “Subsidiary Corporation” means any present or future “subsidiary corporation” of the Company, as defined in Section 424(f) of the Code.

2.2 Construction. Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of the Plan. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.

3.	ADMINISTRATION.

3.1 Administration by the Board. The Plan shall be administered by the Board. All questions of interpretation of the Plan, of any form of agreement or other document employed by the Company in the administration of the Plan, or of any Purchase Right shall be determined by the Board and shall be final and binding upon all persons having an interest in the Plan or the Purchase Right. Subject to the provisions of the Plan, the Board shall determine all of the relevant terms and conditions of Purchase Rights granted pursuant to the Plan; provided, however, that all Participants granted Purchase Rights pursuant to the Plan shall have the same rights and privileges within the meaning of Section 423(b)(5) of the Code. All expenses incurred in connection with the administration of the Plan shall be paid by the Company. The Board may adopt such procedures and sub-plans as are necessary or appropriate to permit participation in the Plan by Employees who are foreign nationals or who are employed outside of the United States in the event the Board determines the employer of such individuals will be a Participating Company for purposes of the Plan.

3.2 Authority of Officers. Any officer of the Company shall have the authority to act on behalf of the Company with respect to any matter, right, obligation, determination or election that is the responsibility of or that is allocated to the Company herein, provided that the officer has apparent authority with respect to such matter, right, obligation, determination or election.

3.3 Policies and Procedures Established by the Board. The Board may, from time to time, consistent with the Plan and the requirements of Section 423 of the Code, establish, change or terminate such rules, guidelines, policies, procedures, limitations, or adjustments as deemed advisable by the Board, in its sole discretion, for the proper administration of the Plan, including, without limitation, (a) a minimum payroll deduction amount required for participation in an Offering, (b) a limitation on the frequency or number of changes permitted in the rate of payroll deduction during an Offering, (c) a payroll deduction greater than or less than the amount designated by a Participant in order to adjust for the Company’s delay or mistake in processing a Subscription Agreement or in otherwise effecting a Participant election under the Plan or as advisable to comply with the requirements of Section 423 of the Code, (d) determination of the date and manner by which the Fair Market Value of a share of Stock is determined for purposes of administration of the Plan, and (e) increasing or decreasing the holding period as set forth in Section 11.3.

4.	SHARES SUBJECT TO PLAN.

4.1 Maximum Number of Shares Issuable. Subject to adjustment as provided in Section 4.2, the maximum aggregate number of shares of Stock that may be issued under the Plan shall be 2,000,000 and shall consist of authorized but unissued or reacquired shares of Stock, or any combination thereof. If an outstanding Purchase Right for any reason expires or is terminated or canceled, the shares of Stock allocable to the unexercised portion of such Purchase Right shall again be available for issuance under the Plan.

4.2 Adjustments for Changes in Capital Structure. In the event of any stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification or similar changes in the capital structure of the Company, or in the event of any merger, sale of assets or other reorganization in which the Company is a party, appropriate adjustments shall be made in the number and class of shares subject to the Plan and each Purchase Right and in the Purchase Price. If a majority of the shares which are of the same class as the shares that are subject to outstanding Purchase Rights are exchanged for, converted into, or otherwise become (whether or not pursuant to an Ownership Change Event (as defined in Section 14)) shares of another corporation (the “New Shares”), the Board may unilaterally amend the outstanding Purchase Rights to provide that such Purchase Rights are exercisable for New Shares. In the event of any such amendment the number of shares subject to, and the Purchase Price of, the outstanding Purchase Rights shall be adjusted in a fair and equitable manner, as determined by the Board, in its sole discretion. Notwithstanding the foregoing, any fractional share resulting from an adjustment pursuant to this Section 4.2 shall be rounded down to the nearest whole number, and in no event may the Purchase Price be decreased in amount less than the par value, if any, of the stock subject to the Purchase Right. The adjustments determined by the Board pursuant to this Section 4.2 shall be final, binding and conclusive.

5.	ELIGIBILITY.

5.1 Employees Eligible to Participate. Each Employee of a Participating Company is eligible to participate in the Plan and shall be deemed an Eligible Employee except the following:

(a) any Employee who is customarily employed by the Participating Company Group for 20 hours or less per week; and

(b) any Employee who has not been continuously employed by the Participating Company Group for six (6) months. For this purpose, the Board may, on a consistent and uniform basis, credit an Employee’s period of service with an entity acquired by the Company or a Participating Company or with an entity whose assets are acquired by the Company or a Participating Company as service with the Participating Company Group.

5.2 Exclusion of Certain Stockholders. Notwithstanding any provision of the Plan to the contrary, no Employee shall be granted a Purchase Right under the Plan if, immediately after such grant, such Employee would own or hold options to purchase stock of the Company or of any Parent Corporation or Subsidiary Corporation possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of such corporation, as determined in accordance with Section 423(b)(3) of the Code. For purposes of this Section 5.2, the attribution rules of Section 424(d) of the Code shall apply in determining the stock ownership of such Employee.

6.	OFFERINGS.

6.1 Offering Periods. Except as otherwise set forth below, the Plan shall be implemented by sequential Offerings of approximately three (3) months duration, each of which shall constitute an Offering Period for purposes of the Plan. Offerings shall commence on the first day of January, April, July, and October of each year and end on the last day of the following December, March, June, and September, respectively, occurring thereafter, unless the Board establishes a different duration for one or more future Offering Periods or different commencement or ending dates for such Offering Periods; provided, however, that no Offering Period may have a duration exceeding twenty-seven (27) months. If the first or last day of an Offering Period is not a day on which the national securities exchange, or other securities exchange or market system, constituting the primary market for the Stock is open for trading, the Company shall specify the trading day that will be deemed the first or last day, as the case may be, of the Offering Period. Offerings may be consecutive or overlapping.

6.2 Purchase Periods. If the Board so determines, in its discretion, each Offering Period may consist of two or more consecutive Purchase Periods having such duration as the Board shall specify, and the last day of each Purchase Period shall be a Purchase Date. If the first or last day of a Purchase Period is not a day on which the national securities exchange, or other securities exchange or market system, for the Stock, as the case may be, is open for trading, the Company shall specify the trading day that will be deemed the first or last day, as the case may be, of the Purchase Period.

6.3 Terms of an Offering. All Eligible Employees shall have the same rights and privileges with respect to each Offering, provided that in order to comply with the laws of a foreign jurisdiction, the terms of a Purchase Right granted under an Offering to citizens or residents of such foreign jurisdiction (without regard to whether they are also citizens of the United States or resident aliens) may be less favorable than the terms of Purchase Rights granted under the same Offering to Eligible Employees resident in the United States. The terms of each Offering need not be identified provided the terms of the Plan and the Offering together satisfy the requirements of Section 423 of the Code and Treasury Regulations issued thereunder. The terms of an Offering shall be in writing or electronic form, provided such writing or electronic form (including the terms of the Plan) is adequate to establish the terms of the Offering. The terms and conditions of an Offering shall be incorporated by reference into the Plan and treated as part of the Plan.

7.	PARTICIPATION IN THIS PLAN.

7.1 Initial Participation. An Eligible Employee may become a Participant in an Offering Period by delivering a properly completed Subscription Agreement in writing or in electronic form, as applicable to the Offering, to the Company, in such manner as provided by the Company, not later than the close of business for such office on the Subscription Date established by the Company for such Offering Period, which shall be before the first day of the relevant Offering Period. An Eligible Employee who does not deliver a properly completed Subscription Agreement on or before the Subscription Date for an Offering Period shall not participate in the Plan for that Offering Period or for any subsequent Offering Period unless such Eligible Employee subsequently delivers a properly completed Subscription Agreement to the appropriate office of the Company on or before the Subscription Date for such subsequent Offering Period. An Employee who becomes an Eligible Employee after the Offering Date of an Offering Period shall not be eligible to participate in such Offering Period but may participate in any subsequent Offering Period provided that Employee is still an Eligible Employee as of the Offering Date of such subsequent Offering Period.

7.2 Continued Participation. A Participant shall automatically participate in the next Offering Period commencing immediately after the Purchase Date of each Offering Period in which the Participant participates provided that such Participant remains an Eligible Employee on the Offering Date of the new Offering Period and has not (a) withdrawn from the Plan pursuant to Section 12.1, (b) elected to stop deductions during the immediately preceding Offering Period as provided in Section 10.3, or (c) terminated employment as provided in Section 13. A Participant who may automatically participate in a subsequent Offering Period, as provided in this Section, is not required to deliver any additional Subscription Agreement for the subsequent Offering Period in order to continue participation in the Plan. However, a Participant may deliver a new Subscription Agreement for a subsequent Offering Period in accordance with the procedures set forth in Section 7.1 if the Participant desires to change any of the elections contained in the Participant’s then effective Subscription Agreement.

8.	RIGHT TO PURCHASE SHARES.

8.1 Grant of Purchase Right. Except as set forth below, on the Offering Date of each Offering Period, each Participant in such Offering Period shall be granted automatically a Purchase Right consisting of an option to purchase that number of shares equal to the quotient of (i) the aggregate payroll deductions withheld on behalf of such Participant during the Offering Period, divided by (ii) the Purchase Price for that Offering Period. No Purchase Right shall be granted on an Offering Date to any person who is not, on such Offering Date, an Eligible Employee.

8.2 Offering Period Purchase Limitation. Notwithstanding any provision of the Plan to the contrary, the maximum number of shares of Stock that may be purchased under the Plan by a Participant during any Offering Period is 750 shares.

8.3 Calendar Year Purchase Limitation. Notwithstanding any provision of the Plan to the contrary, no Participant shall be granted a Purchase Right which permits his or her right to purchase shares of Stock under the Plan to accrue at a rate which, when aggregated with such Participant’s rights to purchase shares under all other employee stock purchase plans of a Participating Company intended to meet the requirements of Section 423 of the Code, exceeds $25,000 in Fair Market Value (or such other limit, if any, as may be imposed by the Code) for each calendar year in which such Purchase Right is outstanding at any time. For purposes of the preceding sentence, the Fair Market Value of shares purchased during a given Offering Period shall be determined as of the Offering Date for such Offering Period. The limitation described in this Section 8.3 shall be applied in conformance with applicable regulations under Section 423(b)(8) of the Code.

9.	PURCHASE PRICE.

The Purchase Price at which each share of Stock may be acquired in an Offering Period upon the exercise of all or any portion of a Purchase Right shall be established by the Board; provided, however, that the Purchase Price shall not be less than eighty-five percent (85%) of the Fair Market Value of a share of Stock on the Purchase Date. Unless otherwise provided by the Board prior to the commencement of an Offering Period, the Purchase Price for that Offering Period shall be eighty-five percent (85%) of the Fair Market Value of a share of Stock on the Purchase Date.

10.	ACCUMULATION OF PURCHASE PRICE THROUGH PAYROLL DEDUCTION.

Shares of Stock acquired pursuant to the exercise of all or any portion of a Purchase Right may be paid for only by means of payroll deductions from the Participant’s Compensation accumulated during the Offering Period for which such Purchase Right was granted, subject to the following:

10.1 Amount of Payroll Deductions. Except as otherwise provided herein, the amount to be deducted under the Plan from a Participant’s Compensation on each payday during an Offering Period shall be determined by the Participant Subscription Agreement. The Subscription Agreement shall set forth the percentage of the Participant’s Compensation to be deducted on each payday during an Offering Period in whole percentages of not less than one percent (1%) (except as a result of a election pursuant to Section 10.3 to stop deductions made effective following the first payday during an Offering) or more than fifteen percent (15%). Notwithstanding the foregoing, the Board may change the limits on payroll deductions effective as of any future Offering Date.

10.2 Commencement of Payroll Deductions. Payroll deductions shall commence on the first payday following the Offering Date and shall continue to the end of the Offering Period unless sooner altered or terminated as provided herein.

10.3 Election to Change or Stop Payroll Deductions. A Participant may not elect to increase or decrease the rate of deduction from his or her Compensation during an Offering Period. However, at any time prior to the two-week period ending on the last day of an Offering Period, a Participant may elect to stop deductions from his or her Compensation for such Offering Period by delivering to the Company’s designated office an amended Subscription Agreement authorizing such cessation of deductions on or before the Change Notice Date. The “Change Notice Date” shall be a date prior to the beginning of the first payday period for which such election is to be effective as established by the Company from time to time and announced to the Participants. Unless otherwise established by the Company, the Change Notice Date shall be the seventh day prior to the beginning of the first pay period for which such election is to be effective. A Participant who elects to cease his or her payroll deductions shall nevertheless remain a Participant in the current Offering Period with respect to deductions made before the effective date of such change unless such Participant withdraws from the Plan as provided in Section 12.1.

10.4 Administrative Suspension of Payroll Deductions. The Company may, in its sole discretion, suspend a Participant’s payroll deductions under the Plan as the Company deems advisable to avoid accumulating payroll deductions in excess of the amount that could reasonably be anticipated to purchase the maximum number of shares of Stock permitted during a calendar year under the limit set forth in Section 8.3. Payroll deductions shall be resumed at the rate specified in the Participant’s then effective Subscription Agreement at the beginning of the next Offering Period the Purchase Date of which falls in the following calendar year.

10.5 Participant Accounts. Individual bookkeeping accounts shall be maintained for each Participant. All payroll deductions from a Participant’s Compensation shall be credited to such Participant’s Plan account and shall be deposited with the general funds of the Company. All payroll deductions received or held by the Company may be used by the Company for any corporate purpose.

10.6 No Interest Paid. Interest shall not be paid on sums deducted from a Participant’s Compensation pursuant to the Plan.

10.7 Voluntary Withdrawal from Plan Account. A Participant may, during an Offering Period, withdraw all of the payroll deductions credited to his or her Plan account and not previously applied toward the purchase of Stock by delivering to the Company notice on a form and in such manner as provided by the Company for such purpose at any time prior to the two-week period ending on the last day of the Offering Period. A Participant who withdraws the entire remaining balance credited to his or her Plan account shall be deemed to have withdrawn from the Plan in accordance with Section 12.1. Amounts withdrawn shall be returned to the Participant as soon as practicable after the Participant’s notice of withdrawal and the Company may from time to time establish or change limitations on the frequency of withdrawals permitted under this Section 10.7, establish a minimum dollar amount that must be retained in the Participant’s Plan account, or terminate the withdrawal right provided by this Section.

11.	PURCHASE OF SHARES.

11.1 Exercise of Purchase Right. On each Purchase Date of a Offering Period, each Participant who has not withdrawn from the Plan and whose participation in the Offering has not terminated before such Purchase Date shall automatically acquire pursuant to the exercise of the Participant’s Purchase Right the number of whole shares of Stock determined by dividing (a) the total amount of the Participant’s payroll deductions accumulated in the Participant’s Plan account during the Offering Period and not previously applied toward the purchase of Stock by (b) the Purchase Price. However, in no event shall the number of shares purchased by the Participant during an Offering Period exceed the number of shares subject to the Participant’s Purchase Right. No shares of Stock shall be purchased on a Purchase Date on behalf of a Participant whose participation in the Offering or the Plan has terminated before the Purchase Date.

11.2 Pro Rata Allocation of Shares. In the event that the number of shares of Stock which might be purchased by all Participants in the Plan on a Purchase Date exceeds the number of shares of Stock available in the Plan as provided in Section 4.1, the Company shall make a pro rata allocation of the remaining shares in as uniform a manner as shall be practicable and as the Company shall determine to be equitable. Any fractional share resulting from such pro rata allocation to any Participant shall be disregarded and the amount associated with such fractional share shall be returned to the Participant as soon as administratively practicable.

11.3 Issuance of Certificates and Required Holding Period. As soon as practicable after each Purchase Date, the Company shall arrange the issuance on behalf of each Participant, as appropriate, of a certificate representing the shares acquired by the Participant on such Purchase Date. Such certificate shall be held by the Company, its transfer agent or other Company designee, as a custodian on behalf of the Participant for the period described in this Section 11.3. Unless determined otherwise by the Board before the beginning of an Offering Period and communicated to Participants, Stock acquired by a Participant pursuant to an Offering may not be sold or transferred by the Participant during the 180-day period following the Purchase Date applicable to the Stock (the “Holding Period”). Notwithstanding the foregoing provision, the sale and transfer restrictions applicable to a Holding Period will cease to apply to Stock held on behalf of a Participant who terminates employment with the Participating Company Group during the Holding Period. At any time following the Holding Period or, if earlier, the date the Participant ceases to be an Employee, the Participant may request the Stock be delivered to the Participant or to a brokerage account established by the Participant to hold the Stock. As provided in Section 19 and in a Participant’s Subscription Agreement, a Participant may be required to notify the Company if any shares of Stock are sold prior to the expiration of the dates described in Section 423(a)(1) of the Code. Shares issued under the Plan shall be registered in the name of the Participant, or if requested by the Participant in the name of the Participant and his or her spouse, or, if applicable, in the names of the heirs of the Participant.

11.4 Return of Cash Balance. Any cash balance remaining in a Participant’s Plan account following any Purchase Date shall be refunded to the Participant as soon as practicable after such Purchase Date. However, if the cash to be returned to a Participant pursuant to the preceding sentence is an amount less than the amount that would have been necessary to purchase an additional whole share of Stock on such Purchase Date, the Company may retain such amount in the Participant’s Plan account to be applied toward the purchase of shares of Stock in the subsequent Purchase Period or Offering Period, as the case may be, unless the Participant withdraws from the next Offering or is not eligible to participate in such Offering, in which case such amount shall be refunded to such Participant as soon as practicable after such Purchase Date.

11.5 Tax Withholding. At the time a Participant’s Purchase right is exercised, in whole or in part, or at the time a Participant disposes of some or all of the shares of Stock he or she acquires under the Plan, the Participant shall make adequate provisions for the federal, state and local tax withholding obligations of the Participating Company Group, if any, which arise upon exercise of the Purchase Right or upon such disposition of shares, respectively. The Participating Company Group may, but shall not be obligated to, withhold from the Participant’s compensation the amount necessary to meet such withholding obligations.

11.6 Expiration of Purchase Right. Any portion of a Participant’s Purchase Right remaining unexercised after the end of the Offering Period to which the Purchase Right relates shall expire immediately upon the end of the Offering Period.

11.7 Reports to Participants. Each Participant who has exercised all of his or her Purchase Right shall receive, as soon as practicable after the Purchase Date, a report of such Participant’s Plan account setting forth the total payroll deductions accumulated prior to such exercise, the number of shares of Stock purchased, the Purchase Price for such shares, the date of purchase and the cash balance, if any, remaining immediately after such purchase that is to be refunded or retained in the Participant’s Plan account pursuant to Section 11.4. The report required by this Section 11.7 may be delivered in such form and by such means, including by electronic transmission, as the Company may determine.

12.	WITHDRAWAL FROM THE PLAN.

12.1 Voluntary Withdrawal from the Plan. A Participant may withdraw from the Plan by delivering to the Company notice of withdrawal on a form and in such manner as provided by the Company for such purpose. Such withdrawal may be elected at any time prior to the two-week period ending on the last day of an Offering Period. A Participant who voluntarily withdraws from the Plan is prohibited from resuming participation in the Plan in the same Offering from which he or she withdrew, but may participate in any subsequent Offering by again satisfying the requirements of Sections 5 and 7.1. The Company may impose from time to time, a requirement that the notice of withdrawal from the Plan be on file with the Company, in such manner as provided by the Company, for a reasonable period prior to the effectiveness of the Participant’s withdrawal.

12.2 Return of Payroll Deductions. Upon a Participant’s voluntary withdrawal from the Plan pursuant to Section 12.1, the Participant’s accumulated payroll deductions which have not been applied toward the purchase of shares of Stock shall be refunded to the Participant as soon as practicable after the withdrawal, without the payment of any interest, and the Participant’s interest in the Plan shall terminate. Such accumulated payroll deductions to be refunded in accordance with this Section 12.2 may not be applied to any other Offering under the Plan.

13.	TERMINATION OF EMPLOYMENT OR ELIGIBILITY.

Upon a Participant’s ceasing, prior to a Purchase Date, to be an Employee of the Participating Company Group for any reason, including retirement, disability or death, or the failure of a Participant to remain an Eligible Employee, the Participant’s participation in the Plan shall terminate immediately. In such event, the payroll deductions credited to the Participant’s Plan account since the last Purchase Date shall, as soon as practicable, be returned to the Participant or in the case of the Participant’s death, to the Participant’s legal representative, and all of the Participant’s rights under the Plan shall terminate. Interest shall not be paid on sums returned pursuant to this Section 13. A Participant whose participation has been so terminated may again become eligible to participate in the Plan by satisfying the requirement of Sections 5 and 7.1.

14.	CHANGE IN CONTROL.

14.1 Definitions.

(a) An “Ownership Change Event” shall be deemed to have occurred if any of the following occurs with respect to the Company: (i) the direct or indirect sale or exchange in a single or series of related transactions by the stockholders of the Company of more than fifty percent (50%) of the voting stock of the Company; (ii) a merger or consolidation of the Company with or into another entity; (iii) the sale, exchange, or transfer of all or substantially all of the assets of the Company; or (iv) a liquidation or dissolution of the Company.

(b) A “Change in Control” shall mean an Ownership Change Event or a series of related Ownership Change Events (collectively, the “Transaction”) wherein the stockholders of the Company immediately before the Transaction do not retain immediately after the Transaction, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately before the Transaction, direct or indirect beneficial ownership of more than fifty percent (50%) of the total combined voting power of the outstanding voting stock of the Company or the corporation or corporations to which the assets of the Company were transferred (the “Transferee Corporation(s)”), as the case may be. For purposes of the preceding sentence, indirect beneficial ownership shall include, without limitation, an interest resulting from ownership of the voting stock of one or more corporations which, as a result of the Transaction, own the Company or the Transferee Corporation(s), as the case may be, either directly or through one or more subsidiary corporations. The Board shall have the right to determine whether multiple sales or exchanges of the voting stock of the Company or multiple Ownership Change Events are related, and its determination shall be final, binding and conclusive.

14.2 Effect of Change in Control on Purchase Rights. In the event of a Change in Control, the surviving, continuing, successor, or purchasing corporation, or parent corporation thereof, as the case may be (the “Acquiring Corporation”), may assume the Company’s rights and obligations under the Plan. If the Acquiring Corporation elects not to assume the Company’s rights and obligations under outstanding Purchase Rights, the Purchase Date of the then current Offering Period (or Purchase Price) shall be accelerated to a date before the date of the Change in Control specified by the Board, but the number of shares of Stock subject to outstanding Purchase Rights shall not be adjusted. All Purchase Rights which are neither assumed by the Acquiring Corporation in connection with the Change in Control nor exercised as of the date of the Change in Control shall terminate and cease to be outstanding effective as of the date of the Change in Control.

15.	NONTRANSFERABILITY OF PURCHASE RIGHTS.

A Purchase Right may not be transferred in any manner otherwise than by will or the laws of descent and distribution and shall be exercisable during the lifetime of the Participant only by the Participant.

16.	COMPLIANCE WITH SECURITIES LAW.

The issuance of shares under the Plan shall be subject to compliance with all applicable requirements of federal and state law with respect to such securities. A Purchase Right may not be exercised if the issuance of shares upon such exercise would constitute a violation of any applicable federal or state securities laws or other law or regulations, including foreign, or the requirements of any securities exchange or market system upon which the Stock may then be listed. In addition, no Purchase Right may be exercised unless (a) a registration statement under the Securities Act of 1933, as amended, shall at the time of exercise of the Purchase Right be in effect with respect to the shares issuable upon exercise of the Purchase Right, or (b) in the opinion of legal counsel to the Company, the shares issuable upon exercise of the Purchase Right may be issued in accordance with the terms of an applicable exemption from the registration requirements of said Act. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance and sale of any shares under the Plan shall relieve the Company of any liability in respect of the failure to issue or sell such shares as to which such requisite authority shall not have been obtained. As a condition to the exercise of a Purchase Right, the Company may require the Participant to satisfy any qualifications that may be necessary or appropriate to evidence compliance with any applicable law or regulation, and to make any representation or warranty with respect thereto as may be requested by the Company.

17.	RIGHTS AS A STOCKHOLDER AND EMPLOYEE.

A Participant shall have no rights as a stockholder by virtue of the Participant’s participation in the Plan until the date of the issuance of a certificate for the shares purchased pursuant to the exercise of the Participant’s Purchase Right (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). No adjustment shall be made for dividends, distributions or other rights for which the record date is prior to the date such certificate is issued, except as provided in Section 4.2. Nothing herein shall confer upon a Participant any right to continue in the employ of the Participating Company Group or interfere in any way with any right of the Participating Company Group to terminate the Participant’s employment at any time and for any reason.

18.	LEGENDS.

The Company may at any time place legends or other identifying symbols referencing any applicable federal or state securities law restrictions or any provision convenient in the administration of the Plan on some or all of the certificates representing shares of Stock issued under the Plan. The Participant shall, at the request of the Company, promptly present to the Company any and all certificates representing shares acquired pursuant to a Purchase Right in the possession of the Participant in order to carry out the provisions of this Section.

19.	NOTIFICATION OF SALE OF SHARES.

The Company may require the Participant to give the Company prompt notice of any disposition of shares acquired by exercise of a Purchase Right within two years from the date of granting such Purchase Right or one year from the date of exercise of such Purchase Right (a “Disqualifying Disposition”), whichever is later. Any such notice requirement regarding a Disqualifying Disposition will be contained in the Participant’s Subscription Agreement. The Company may require that until such time as a Participant disposes of shares acquired upon exercise of a Purchase Right, the Participant shall hold all such shares in the Participant’s name (or, if elected by the Participant, in the name of the Participant and his or her spouse but not in the name of any nominee) until the lapse of the Disqualifying Disposition time periods with respect to such Purchase Right. The Company may direct that the certificates evidencing shares acquired by exercise of a Purchase Right refer to such requirement to give prompt notice of disposition.

20.	NOTICES.

All notices or other communications by a Participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

21.	INDEMNIFICATION.

In addition to such other rights of indemnification as they may have as members of the Board or officers or employees of the Participating Company Group, members of the Board and any officers or employees of the Participating Company Group to whom authority to act for the Board or the Company is delegated shall be indemnified by the Company against all reasonable expenses, including attorneys’ fees, actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan, or any right granted hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such person is liable for gross negligence, bad faith or intentional misconduct in duties; provided, however, that within sixty (60) days after the institution of such action, suit or proceeding, such person shall offer to the Company, in writing, the opportunity at its own expense to handle and defend the same.

22.	AMENDMENT OR TERMINATION OF THE PLAN.

The Board may at any time amend or terminate the Plan, except that (a) such termination shall not affect Purchase Rights previously granted under the Plan, other than as permitted under the Plan, and (b) no amendment may adversely affect a Purchase Right previously granted under the Plan (except to the extent permitted by the Plan or as may be necessary to qualify the Plan as an employee stock purchase plan pursuant to Section 423 of the Code or to obtain qualification or registration of the shares of Stock under applicable federal or state securities laws). In addition, an amendment to the Plan must be approved by the stockholders of the Company within twelve (12) months of the adoption of such amendment if such amendment would authorize the sale of more shares than are authorized for issuance under the Plan, would change the definition of the corporations that may be designated by the Board as Participating Companies or would be required under the Code, applicable securities laws or the rules of any securities exchange or market system upon which the Stock may then be listed. In the event that the Board approves an amendment to increase the number of shares authorized for issuance under the Plan (the “Additional Shares”), the Board, in its sole discretion, may specify that such Additional Shares may only be issued pursuant to Purchase Rights granted after the date on which the stockholders of the Company approve such amendment, and such designation by the Board shall not be deemed to have adversely affected any Purchase Right granted prior to the date on which the stockholders approve the amendment.

23.	MISCELLANEOUS PROVISIONS.

23.1 Proceeds from the sale of shares of Common Stock pursuant to Purchase Rights shall constitute general funds of the Company.

23.2 The Plan and Offering do not constitute an employment contract. Nothing in the Plan or in the Offering shall in any way alter the at will nature of a Participant’s employment or be deemed to create in any way whatsoever any obligation on the part of any Participant to continue in the employ of a Participating Company, or on the part of a Participating Company to continue the employment of a Participant.

23.3 The provisions of the Plan shall be governed by the laws of the State of Delaware without resort to that state’s conflicts of laws rules.

ANNUAL MEETING OF STOCKHOLDERS OF

TYLER TECHNOLOGIES, INC.

May 10, 2012

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, proxy statement and proxy card

are available at www.tylertech.com

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i	Please detach along perforated line and mail in the envelope provided.	i

■	20733000000000000000 2			051012

THIS PROXY WILL BE VOTED AS SPECIFIED BELOW. IF NO SPECIFICATION IS MADE,

THIS PROXY WILL BE VOTED FOR THE MATTERS SPECIFICALLY REFERRED TO BELOW.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

					FOR	AGAINST	ABSTAIN
1. Election of Directors:				2. Approval of the Amended and Restated Employee Stock Purchase Plan.	☐	☐	☐
☐	FOR ALL NOMINEES	NOMINEES: Donald R. Brattain J. Luther King, Jr. John S. Marr, Jr. G. Stuart Reeves Michael D. Richards Dustin R. Womble John M. Yeaman		3. Ratification of Ernst & Young LLP as independent auditors.	☐	☐	☐
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES			4. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or adjournments thereof.
☐	FOR ALL EXCEPT (See instructions below)

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

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☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

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Note:       Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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ANNUAL MEETING OF STOCKHOLDERS OF

TYLER TECHNOLOGIES, INC.

May 10, 2012

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

Vote online until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

COMPANY NUMBER

ACCOUNT NUMBER

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at www.tylertech.com
i Please detach along perforated line and mail in the envelope provided IF you are not voting via the Internet. i

■	20733000000000000000 2			051012

THIS PROXY WILL BE VOTED AS SPECIFIED BELOW. IF NO SPECIFICATION IS MADE,

THIS PROXY WILL BE VOTED FOR THE MATTERS SPECIFICALLY REFERRED TO BELOW.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

					FOR	AGAINST	ABSTAIN
1. Election of Directors:				2. Approval of the Amended and Restated Employee Stock Purchase Plan.	☐	☐	☐
☐	FOR ALL NOMINEES	NOMINEES: Donald R. Brattain J. Luther King, Jr. John S. Marr, Jr. G. Stuart Reeves Michael D. Richards Dustin R. Womble John M. Yeaman		3. Ratification of Ernst & Young LLP as independent auditors.	☐	☐	☐
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES			4. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or adjournments thereof.
☐	FOR ALL EXCEPT (See instructions below)

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

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Note:       Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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☐                         ¢

PROXY

TYLER TECHNOLOGIES, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby (1) acknowledges receipt of the Notice dated April 10, 2012 of the annual meeting of stockholders of Tyler Technologies, Inc. (the “Company”) to be held at the Park City Club, 5956 Sherry Lane, Suite 1700, Dallas, Texas, on Thursday, May 10, 2012 at 9:30 a.m. local time, and the proxy statement in connection therewith, and (2) appoints John S. Marr, Jr. and John M. Yeaman, and each of them, his proxies with full power of substitution and revocation, for and in the name, place and stead of the undersigned to vote upon and act with respect to, all of the shares of Common Stock of the Company standing in the name of the undersigned, or with respect to which the undersigned is entitled to vote and act at said meeting and at any adjournment thereof, and the undersigned directs that his proxy be voted as indicated on the reverse side hereof. If only one of the above proxies shall be present in person, or by substitute, at such meeting or any adjournment thereof, that proxy, so present and voting, either in person or by substitute, shall exercise all of the powers hereby given.

The undersigned hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to such stock and hereby ratifies and confirms all that said proxies, their substitute or any of them may lawfully do by virtue hereof.

(Continued and to be signed on the reverse side)

¢	14475 ¢